                      SECURITIES AND EXCHANGE COMMISSION        333-02347
                             Washington, DC  20549

                           -------------------------

                                   FORM S-1
                         POST-EFFECTIVE AMENDMENT NO.
                                     Under
                          The Securities Act of 1933
                          --------------------------

                          C.M. LIFE INSURANCE COMPANY
                          ---------------------------
            (Exact name of registrant as specified in its charter)

                 Connecticut                      06-101383
         ------------------------------           ------------
         (State or other jurisdiction of             (I.R.S. Employer Number)
         incorporation or organization)

                                      63
           --------------------------------------------------------
           (Primary Standard Industrial Classification Code Number)

                               140 Garden Street
                          Hartford, Connecticut 06154
                         ----------------------------
                                1-800-234-5606
                                  (Address, including zip code, and
                                  telephone number, including area
                                  code, of registrant's principal
                                  executive offices)

                            Thomas J. Finnegan, Jr.
            Vice President, Secretary and Associate General Counsel
                         C.M.  Life Insurance Company
                          Hartford, Connecticut 06154
                         ----------------------------
                                1-800-234-5606
     (Name, address and telephone number of agent for service of process)


                   ----------------------------------------
                       Approximate date of commencement
                 of proposed sale to the public:  May 1, 1997

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 check the following box. [X]
                          ---

                                   PROSPECTUS
                                  MAY 1, 1997
                          C.M. Life Insurance Company
               Fixed Account with Interest Rate Factor Adjustment

            Offered through Panorama Plus Variable Annuity Contract

This prospectus (the "Prospectus") describes C.M. Life Insurance Company's ("C.M. Life" or the "Company") Fixed Account (the "Fixed Account") with Interest Rate Factor Adjustment. The Fixed Account is available for use with the Panorama Plus Variable Annuity Contract (the ``Contract'') issued by C.M. Life. The Fixed Account constitutes an account to which a Contract Owner may allocate purchase payments or Accumulated Value in accordance with the Contract's transfer rules. Since the Fixed Account is available only through the Contract, an investor should carefully review the discussion of the Contract contained in that prospectus. The focus of this Prospectus is limited to the Fixed Account's operations and features.

C.M. Life guarantees specified rates of interest for amounts allocated to the Fixed Account for specified periods of time. The interest rate stipulated for a particular period (the Guaranteed Rate) is an annual effective yield. Although Guaranteed Rates will fluctuate, they will never go below 3%. C.M. Life's assets, including amounts allocated to the Fixed Account, are available to meet the guarantees associated with the Fixed Account. These assets are chargeable with liabilities arising from other business of the Company. Purchase payments and transfers of Accumulated Value may be made among the Fixed Account and to the sub-accounts of the Panorama Plus Separate Account.

Please note that amounts taken from the Fixed Account by partial or full redemption, other than during the Window Period are subject to an Interest Rate Factor Adjustment. Therefore a Contract Owner may experience a negative investment return.

The annuity benefits available under the Contract may be either fixed or variable amounts or a combination of both. The Accumulated Value prior to maturity and the amount of any variable annuity payments thereafter will vary with the investment performance of the Sub-Accounts selected and the amounts allocated to the Fixed Account.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

THIS PROSPECTUS MUST BE ACCOMPANIED BY THE PROSPECTUSES OF PANORAMA PLUS, PANORAMA SERIES FUND, INC., AND OPPENHEIMER VARIABLE ACCOUNT FUNDS.

                          C.M. Life Insurance Company
                               140 Garden Street
                              Hartford, CT  06154
                                 1-800-234-5606


Table of Contents
Definitions................................................................   3

I.       Product Description...............................................   4
         The General Account...............................................   4
         Transfers.........................................................   5
         DCA...............................................................   5
         Surrenders........................................................   6

II.      Interest Rate Factor Adjustment Calculation.......................   7

III.     The Interest Rate Factor Adjustment's Applicability on Surrender..   9

IV.      Investments by C.M. Life..........................................  10

V.       Distributor of the Contracts......................................  10

VI.      Federal Taxation Discussion.......................................  10

VII.     Accounting Practices..............................................  10

VIII.    Management's Discussion and Analysis of Financial Condition and
         Results of Operations.............................................  11
         Results of Operations.............................................  11
         Liquidity and Capital Resources...................................  13
         Inflation.........................................................  14
         Investments.......................................................  14

IX.      C.M. Life - Description of the Business...........................  18
         Competition.......................................................  18
         Regulation........................................................  19

X.       Directors and Officers of C.M. Life...............................  19

XI.      Executive Compensation............................................  20

XII.     Experts, Legal Proceedings and Additional Information.............  20

XIII.    Selected Historical Financial Data................................  20


Definitions

Accumulation Period: The period from the Contract Issue Date through the day preceding the Annuity Income Date.

Accumulation Unit: A unit of measure used to determine the value of the Separate Account Balance during the Accumulation Period.

Annuitant: The person upon whose life the Annuity Income payments are to be made. On or after the Annuity Income Date, the Annuitant shall also include any Joint Annuitant selected in accordance with Annuity Income Options.

Annuity Income Date: The date on which the Annuity Income payments begin. The earliest Annuity Income Date that may be elected is the fifth anniversary of the Contract Issue Date. The latest Annuity Income Date that may be elected is the Annuitant's 85th birthday.

Annuity Income: The payments that will begin on the Annuity Income Date. The amount of Annuity Income payments will be based on the Contract Balance and the age(s) and sex(es) of the Annuitant (and Joint Annuitant, if Annuity Option C or D is elected), as well as on the Annuity Option selected.

Annuity Options: Options available for payment of Annuity Income.

Annuity Period: The period which begins on the Annuity Income Date and ends with the last Annuity Income payment.

Annuity Service Center: Notices, Written Requests, and Purchase Payments under the Contract must be sent to the Annuity Service Center, the address of which is 140 Garden Street, Mail Station H305, Hartford, CT 06123, telephone number 1-800-234-5606. All sums payable by C.M. Life under the Contract are payable only at the Annuity Service Center.

Annuity Unit: A unit of measure used to determine the amount of each Variable Annuity Income payment.

Application: The document signed by the Contract Owner that evidences the Contract Owner's application for the Contract.

Beneficiary: The person(s) designated to receive the Death Benefit provided under the Contract.

Code:  The Internal Revenue Code of 1986, as amended.

Contingent Annuitant: The person designated to receive all of the benefits otherwise due the Annuitant if the Annuitant dies before the Annuity Income Date, provided such person is less than 85 years of age on the Annuitant's date of death.

Contract Balance(s): The sum of the General Account Balance and the Separate Account Balance.

Contract: The Panorama Plus individual flexible premium deferred annuity contract, or the individual certificate issued under a Panorama Plus group flexible premium deferred annuity contract, that is described in this Prospectus.

Contract Issue Date:  The date on which the Contract becomes effective.

Contract Owner: The person or entity entitled to the ownership rights stated in the Contract.

Contract Year: The first Contract Year is the annual period which begins on the Contract Issue Date. Subsequent Contract Years begin on each anniversary of the Contract Issue Date.

Five-Year Period: Any of the successive five-year periods which begin on the date of the initial Purchase Payment to the General Account.

Fixed Annuity:  An annuity with payments that do not vary as to dollar amount.

Funds: The Separate Account invests in shares of various investment Portfolios of two mutual funds ("Funds"): the Panorama Series Fund, Inc. ("Panorama Fund") and the Oppenheimer Variable Account Funds ("OVAF"). Both Funds are diversified, open-end management investment companies. The following six (6) Portfolios are available under the Contract: the Oppenheimer Money Fund ("Money Portfolio") and the Oppenheimer Bond Fund ("Bond Portfolio") of OVAF, and the Government Securities Portfolio, the Total Return Portfolio, the Growth Portfolio, and the International Equity Portfolio of the Panorama Fund. Each Portfolio is managed for investment purposes as if it were a separate investment company issuing its own shares.

General Account: The portion of the Contract, if any, which is credited with a specified interest rate, and which is held as part of the general assets of C.M. Life and not as part of the Separate Account.

General Account Balance: The value of the General Account during the Accumulation Period.

Guaranteed Interest Rate: The effective annual interest rate which C.M. Life will credit on the General Account Balance. The Guaranteed Interest Rate will be reset quarterly in the sole discretion of C.M. Life, and will never be less than 3%. Although this minimum interest rate is guaranteed, there is no guaranteed Surrender Value.

Investment Accounts: The General Account and Separate Account available for Purchase Payments under the Contract.

Net Purchase Payment:  A Purchase Payment less any Premium Tax.

Premium Tax: A tax imposed by certain states when a Purchase Payment is made, when Annuity Income begins, or when the Contract is Surrendered.

Purchase Payment:  A deposit made to the Contract.

Revision Date: The date of any revised Contract schedule. A revised Contract schedule bearing the latest Revision Date will supersede all previous Contract schedules.

Separate Account: C.M. Life's Panorama Plus Separate Account, which consists of assets set aside by C.M. Life, the investment performance of which is kept separate from that of the general assets and all other separate account assets of C.M. Life.

Separate Account Balance: The value of the Separate Account during the Accumulation Period.

Sub-Account: Separate Account assets are divided into Sub-Accounts which are listed in the Contract Schedule. Assets of each Sub-Account will be invested in shares of a corresponding Portfolio or Fund. C.M. Life reserves the right to eliminate or add Sub-Accounts and to change investment companies, or to substitute other investments for Fund shares, in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.

Surrender: An election in the form of a Written Request by the Contract Owner made prior to the Annuity Income Date and before a Death Benefit has become payable, to withdraw all or a portion of the Contract Balance in exchange for a cash payment.

Surrender Value: The proceeds payable upon a Surrender of the Contract, equal to the Contract Balance (a) minus any applicable Surrender Charge, (b) minus the Contract Maintenance Fee, (c) minus any applicable Premium Tax, and (d) plus or minus any applicable Interest Rate Factor Adjustment. There is no guaranteed or minimum Surrender Value.

Treasury Index Rates: The annual interest rates payable on U.S. Treasury securities with l-year, 2-year, 3-year, and 5-year maturities, published weekly by the Federal Reserve. Index Rates for intermediate periods shall be interpolated from the applicable interest rates.

Valuation Date: Every day on which C.M. Life and the New York Stock Exchange ("NYSE") are open for business, except any day on which trading on the NYSE is restricted, or on which an emergency exists, as determined by the Securities and Exchange Commission ("SEC"), or respective governing bodies of the NYSE so that valuation or disposal of securities is not practicable.

Valuation Period: The period of time beginning on the day following any Valuation Date and ending on the next Valuation Date. A Valuation Period may be more than one day.

Variable Annuity: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Separate Account.

Window Period: The last thirty (30) days of each Five-Year Period. During a Window Period, part or all of the General Account Balance may be transferred to any Sub-Account of the Separate Account or surrendered without incurring a Surrender Charge or an Interest Rate Factor Adjustment. Also, part or all of the Separate Account Balance may be surrendered without incurring a Surrender Charge during the Window Period.

Written Request: A request in writing, in a form satisfactory to C.M. Life, which is received by the Annuity Service Center.

I. Product Description

The General Account

The General Account is made up of all of the assets of C.M. Life other than those allocated to separate accounts. Purchase Payments will be allocated to the General Account to the extent elected by the Contract Owner at the time of the initial Purchase Payment or as subsequently elected. Subject to certain limitations, all or part of the Separate Account Balance may be transferred to the General Account as described under "Transfers." Assets supporting amounts allocated to the General Account become part of C.M. Life's general account assets and are available to fund the claims of all classes of customers, policy owners and other creditors of C.M. Life. Interests under the Contract relating to the General Account are registered under the Securities Act of 1933, as amended, ("1933 Act") but the General Account is not registered under the 1940 Act.

Contract Balances in the General Account will not share in the investment performance of the General Account. Instead, C.M. Life will pay a specified rate of interest on such balance. The interest rate credited to General Account Balances will vary at the sole discretion of C.M. Life. The Contract Owner should check with his or her registered representative or the Annuity Service Center for current availability. However, C.M. Life will credit interest at an effective annual rate of not less than 3% per year, compounded annually, to amounts allocated to the General Account under the Contract. C.M. Life is not obligated to credit any interest in excess of 3%. There is no specific formula for the determination of the interest rate. Some of the factors that C.M. Life may consider in determining the interest rate are: general economic trends; rates of return currently available and anticipated on C.M. Life's investments; expected investment yields; regulatory and tax requirements; and competitive factors. C.M. Life may, with respect to investments and average terms of investments, use dedication (cash flow matching), and/or duration matching, or other methods to minimize C.M. Life's risk in volatile interest rate environments of not achieving the rates it is crediting. C.M. Life resets this rate periodically. ANY INTEREST CREDITED TO AMOUNTS ALLOCATED TO THE GENERAL ACCOUNT IN EXCESS OF 3% PER YEAR WILL BE DETERMINED AT THE SOLE DISCRETION OF C.M. LIFE. THE CONTRACT OWNER ASSUMES THE RISK THAT INTEREST CREDITED ON AMOUNTS ALLOCATED TO THE GENERAL ACCOUNT MAY NOT EXCEED 3% PER YEAR. It currently resets the rate quarterly, but in the future the rate may be reset more or less frequently. The Contract Owner also assumes the risk that the Surrender Value of amounts allocated to the General Account will be less than the General Account Balance, and less than the Net Purchase Payments allocated to the General Account.

C.M. Life is aware of no statutory limitations on the maximum amount of interest it may credit, and the Board of Directors has set no limitations. However, inherent in C.M. Life's exercise of discretion in this regard is the equitable allocation of distributable earnings and surplus among its various policyholders and Contract Owners and to its sole stockholder.

Surrenders of General Account Balances may be subject to an Interest Rate Factor Adjustment (as well as a Surrender Charge), so Surrender proceeds may be less than Purchase Pay-ments. The Interest Rate Factor Adjustment may also apply to any General Account Balance applied to Variable Annuity Income payments. The Adjustment does not apply to Contracts issued to Pennsylvania residents. For more information, see "Surrender Charge" and "Interest Rate Factor Adjustment."

C.M. Life will invest the assets of the General Account in those assets chosen by C.M. Life and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies, and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

C.M. Life intends to invest assets of the General Account primarily in debt instruments as follows: (1) securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government; (2) debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa, A or Baa), Standard & Poor's Corporation ("Standard & Poor's") (AAA, AA, A or BBB) or any other nationally recognized rating service; (3) other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by C.M. Life's management to have an investment quality comparable to securities which may be purchased as stated above; (4) other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate; (5) private placements (i.e., securities not registered with the SEC, and for which there may not be a liquid market); and (6) below investment grade debt instruments. Instruments rated "Baa" and/or "BBB" or lower normally involve a higher risk of default and are less liquid than higher rated instruments. If the rating of an investment grade debt security held by C.M. Life is subsequently downgraded to below investment grade, the decision to retain or dispose of the security will be made based upon an individual evaluation of the circumstances surrounding the downgrading, and the prospects for continued deterioration, stabilization and/or improvement. C.M. Life is not obligated to invest amounts allocated to the General Account according to any particular strategy, except as may be required by applicable state insurance laws. Investments not indicated herein may also be made.

C.M. Life may utilize a "segregated account" within its general asset account in connection with the General Account Contract Balances. Nevertheless, Contract Owners who allocate amounts to the General Account do not share in the investment performance of that segregated account or any other portion of the assets of C.M. Life. Accordingly, in contrast to the Panorama Plus Separate Account, there are no "units" or calculation of "unit values" to measure the investment performance of the General Account.

Transfers

The Contract Owner may transfer Contract Balance amounts to or from the General Account and/or any Sub-Account of the Separate Account, within certain limits, as described below. Although no fee is currently imposed on transfers, C.M. Life reserves the right to charge such a fee in the future, and to otherwise restrict the transfer privilege in any way, or to eliminate it entirely.

 During the Accumulation Period, the Contract Owner (or the Beneficiary, if a Death Benefit has become payable) may transfer Contract Balance amounts, subject to the following provisions.

 . The Contract Owner signs and submits a Written Request for a transfer which is received by the Annuity Service Center.

 .  The minimum transfer amount is $100.

 . The total amount of all transfers to or from the General Account during each Contract Year is limited to the greater of: (i) 30% of the General Account Balance as of the end of the immediately preceding Contract Year; or (ii) $25,000.

 . Transfers between the General Account and the Money Sub-Account (together, the "Competing Accounts") are only permitted during a Window Period. In addition, for a period of ninety (90) days following a transfer out of one Competing Account, no transfers (i.e., from any Account) may be made into the other Competing Account.

 . Similarly, for a period of ninety (90) days following a transfer into either Competing Account, no transfers (i.e., to any Account) may be made out of the other Competing

 During the Annuity Period, the Contract Owner (who may or may not be the Annuitant) may not make any transfers to or from the General Account.

Dollar Cost Averaging

Except as otherwise provided, amounts from Sub-Accounts and the General Account may be transferred at regular intervals. This election is called "Dollar Cost Averaging."

Upon Written Request, a Contract Owner may elect Dollar Cost Averaging ("DCA") to begin at any time during the Accumulation Period, except as otherwise provided in DCA Option 2 - Fixed Dollar Amount Transfers described below. There is currently no charge for DCA. However, the Company reserves the right to charge for DCA in the future. The Contract Owner may not simultaneously participate in both DCA and Systematic Withdrawals. (See "Systematic Withdrawals".)

DCA will begin when a properly completed Written Request from the Contract Owner is received by the Company at least five (5) business days prior to the transfer start date selected by the Contract Owner. If the DCA start date is less than five (5) days after the date the Written Request is received by the Company, the Company may defer the DCA start date for one

(1) month. If no start date has been selected, the Company will automatically start DCA within five (5) business days after the Written Request is received.

If DCA is elected, the Contract Owner may direct the transfer of amounts at regular intervals under one of the following options:

 DCA OPTION 1 FROM THE SUB-ACCOUNTS - Transfers to the General Account are not permitted.

 DCA OPTION 2 - FIXED DOLLAR AMOUNT TRANSFERS - This option provides for the transfer of fixed dollar amounts at regular intervals from the General Account to one or more of the Sub-Accounts (other than the Money Market Sub-Account). Transfers must be for at least $100 per transferee Sub-Account. Total transfers from the General Account are limited in the Contract Year of the initial Purchase Payment to the greater of: (i) 30% of the initial Purchase Payment; or
 (ii) $25,000. In subsequent Contract Years total transfers from the General Account are limited to the greater of: (i) 30% of the General Account Balance as of the end of the immediately preceding Contract Year; or (ii) $25,000. Election into this option may only be made during the Accumulation Period as follows: at the time of the initial Purchase Payment into the General Account; or, in subsequent years, on the Contract Year anniversary, provided that the Company receives the Written Request for this election at least five (5) business days in advance of such anniversary.

 DCA OPTION 3 - INTEREST-ONLY TRANSFERS - This option provides for the transfer of the credited interest of the General Account at regular intervals to one or more of the Sub-Accounts (other than the Money Market Sub-Account). The transferred amount is comprised of the credited interest for the selected interval (e.g., monthly, quarterly). The $100 minimum transfer amount does not apply to this option. To participate in this option, there is a $5,000 minimum General Account Balance required at the time of each transfer.

 DCA OPTIONS 2 & 3 FROM THE GENERAL ACCOUNT - These options provide for the transfer of amounts at regular intervals from the General Account to one or more of the Sub-Accounts (other than the Money Market Sub-Account). Except during the Window Period, additional transfers from the General Account are not permitted while a DCA option 2 or 3 is in effect.

Changes in the terms of any option elected (such as amount transferred or Sub-Account designation) may be made by Written Request to terminate the existing DCA, along with a Written Request providing new DCA elections.

 DCA will terminate when any of the following occurs:

 (1) the number of designated transfers has been completed;

 (2) the value of the General Account or Sub-Account is insufficient to complete the next transfer;

 (3) a Written Request from the Contract Owner is received at least five (5) business days prior date; to the next transfer

 (4) for Option 3, where the General Account balance falls below $5,000;

 (5) the Annuity Income Date arrives; or

 (6)  the Contract is terminated.

Except as otherwise provided, Dollar Cost Averaging is subject to the transfer provisions of the Contract. (See "Transfers") Dollar Cost Averaging is not currently available in all states.

Surrenders

The Contract Owner may surrender all or a portion of the Contract Balance in exchange for a cash payment from C.M. Life. The proceeds payable upon a full Surrender are the Contract Balance less any applicable Surrender Charge, Contract Maintenance Fee, any applicable premium taxes, and plus or minus any applicable Interest Rate Factor Adjustment. The net proceeds payable upon full Surrender equal the "Surrender Value." There is no minimum or guaranteed Surrender Value. The proceeds payable upon a partial Surrender are the Surrender amount requested; any applicable Surrender Charge is subtracted from, and any applicable Interest Rate Factor Adjustment is added to, or subtracted from, the remaining Contract Balance. There is no Surrender Charge or Interest Rate Factor Adjustment on Surrenders during a Window Period. Any Surrender Charge or Contract Maintenance Fee imposed on Surrender will be allocated among the General Account and the Sub-Accounts in the same manner (pro rata) as the Contract Balance subject to Surrender is allocated among the General Account and the Sub-Accounts. For Contracts issued to Pennsylvania residents, the Contract Maintenance Fee will be allocated pro rata among the Sub-Accounts. Any applicable Interest Rate Factor Adjustment imposed on a Surrender will be imposed only on the amount of General Account Balance subject to Surrender. For partial Surrenders, the Contract Owner must specify the Investment Account or Sub-Account from which surrendered amounts should be taken.

The minimum amount that can be withdrawn from any Sub-Account or the General Account is $100. In addition, following any partial Surrender, the remaining Contract Balance must be at least $250. If the processing of a partial Surrender request would result in a remaining Contract Balance of less than $250, C.M. Life will treat the partial Surrender request as a full Surrender of the Contract, and the Surrender Value will be paid. Following payment of the Surrender Value, the Contract will be canceled.

The Contract Owner may request the Contract Balance at any time during the life of the Annuitant and Contract Owner and prior to the Annuity Income Date, by sending a Written Request to the Annuity Service Center. Surrenders are permitted any time during the Accumulation Period. (See "Annuity Options," page 20.)

C.M. Life will process all partial Surrender and full Surrender requests within seven (7) calendar days (unless a shorter period is required under applicable law) following receipt by the Annuity Service Center of the Contract Owner's Written Request, except in the following situations for the following Accounts.

 General Account - C.M. Life reserves the right to defer payment of any Surrender from the General Account for up to six (6) months.

 Separate Account - C.M. Life reserves the right to defer the payment of any Surrender from the Separate Account as permitted by the 1940 Act. Such delay may occur because: (i) the New York Stock Exchange is closed for trading; (ii) the SEC determines that a state of emergency exists; or (iii) an order or pronouncement of the SEC permits a delay for the protection of Contract Owners.

In addition, a Purchase Payment amount is not available to satisfy a Written Request for Surrender until the check, or other instrument by which such Purchase Payment was made, has been honored.

Beginning in the second Contract Year, the Contract Owner is entitled to an annual Free Surrender Amount, which is exempt from a Surrender Charge and from any Interest Rate Factor Adjustment. The Free Surrender Amount equals 10% of the Contract Balance as of the end of the immediately preceding Contract Year, and is allocated among the General Account and Sub-Accounts in the same proportion as the partial Surrender or full Surrender requested. The Free Surrender amount may be taken in multiple installments in each Contract Year. Any amount subject to Surrender in excess of the Free Surrender Amount is subject to the Surrender Charge and the Interest Rate Factor Adjustment, as applicable. (See "Interest Rate Factor Adjustment," and "Surrender Charge".) Any unused Free Surrender Amount cannot be accumulated and carried from one year to the next. (Surrenders may result in tax liabilities. See "Certain Federal Income Tax Consequences".)


Since the Contract Owner assumes the entire investment risk with respect to Purchase Payments and transfers allocated to the Separate Account, and certain risks with respect to amounts allocated to the General Account, and because Surrenders are subject to a Surrender Charge, an Interest Rate Factor Adjustment, a Contract Maintenance Fee, and possibly Premium Taxes, the total amount paid upon full Surrender may be more or less than the total Purchase Payments made (taking any prior partial Surrenders into account). Following a Surrender of the total Contract Balance, or at any time the Contract Balance is zero, all rights of the Contract Owner and Annuitant will terminate.

II. Interest Rate Factor Adjustment Calculation

The amount of General Account Balance partially or fully Surrendered during the Accumulation Period, and the total General Account Balance on the Annuity Income Date (if and to the extent that the General Account Balance is applied to a Variable Annuity Option), will be subject to an Interest Rate Factor Adjustment. The Interest Rate Factor Adjustment is based on interest rates payable on U.S. Treasury securities. In general, if rates on U.S. Treasury securities are higher when you Surrender than when you made the applicable Purchase Payments, a negative Interest Rate Factor Adjustment will generally be applied to the amount Surrendered, and you could receive an amount lower than the amount of Purchase Payments made. If rates on U.S. Treasury securities are lower when you Surrender than when you made the applicable Purchase Payments, a positive Interest Rate Factor Adjustment will generally be applied to the amount Surrendered, and you could receive an amount higher than the amount of Purchase Payments made. No Interest Rate Factor Adjustment will be applied during the Window Period. In addition, no Interest Rate Factor Adjustment will be applied to the General Account Free Surrender Amount or to Contracts issued to Pennsylvania residents.

The Interest Rate Factor Adjustment will reflect the relationship between (i) the weighted average of U.S. Treasury Index Rates corresponding to aggregate Purchase Payments and Transfers into the General Account during the current Five-Year Period (as adjusted for partial Surrenders or Transfers out of the General Account), (ii) the U.S. Treasury Index Rate which would be applicable during the time remaining in the current Five-Year Period on the date of the Surrender, and (iii) the time remaining in the current Five-Year Period. In general, if the weighted average of U.S. Treasury Index Rates corresponding to Purchase Payments and Transfers during the current Five-Year Period is lower than the U.S. Treasury Index Rate which would be applicable during the time remaining in the current Five-Year Period, then the application of the Interest Rate Factor Adjustment will result in a lower payment upon Surrender.

The partial surrender Interest Rate Factor Adjustment Formula is:

                   (1 - 1/IRF) X (GAPS - GAF + GAPSC) = IRFA.

In the event of a Partial Surrender, there is no Interest Rate Factor Adjustment if the General Account Free Surrender Amount exceeds the General Account portion of such Partial Surrender.

The full surrender Interest Rate Factor Adjustment Formula is:

                        (IRF - 1) X (GAFS - GAF) = IRFA.

Where:

  (GAPS) is the General Account Partial Surrender Amount.
  (GAFS) is the General Account Full Surrender Amount.
  (GAF) is the General Account Free Surrender Amount.
  (GAPSC) is the General Account portion of the Partial
  Surrender Charge Amount determined as follows:

      GAPSC = (GAPS - GAF) X 5%/95%, but not less than zero.
      (IRF) is the Interest Rate Factor.
      (IRFA) is the Interest Rate Factor Adjustment.

The Interest Rate Factor is determined by the following formula:

                (1 + Ta)/(N/12)/
        -------------------------------  = IRF
              (1.003 + Tb)/(N/12)/

Where:

   (Ta) is the weighted average of the U.S. Treasury Index Rates which correspond to the Purchase Payments and/or Transfers allocated to the General Account during the current Five-Year Period. The U.S. Treasury Index Rate corresponding to each such allocation is determined by the number of full years and fractions thereof (but not less than one (1) year) remaining from the date of the allocation until the end of the current Five-Year Period. For purposes of determining the average of these rates, each U.S. Treasury Index Rate is weighted by the amount of the corresponding allocation (as adjusted to reflect any partial Surrenders and/or transfers from the General Account subsequent to such allocation). The General Account Balance at the beginning of any Five-Year Period will be treated as a new allocation for purposes of this calculation.

           Each allocation made prior to a Partial Surrender and/or transfer from the General Account (other than the current Surrender) shall be adjusted by multiplying such allocation by the following fraction:

                                  1 - PS/GAB

Where:

   (PS) is the amount of the Partial Surrender and/or transfer from the General Account made subsequent to the allocation,

   (GAB) is the beginning General Account Balance on the date of such Partial Surrender and/or transfer from the General Account, A separate adjustment shall be calculated for each prior Partial Surrender and/or transfer from the General Account.

   (Tb) is the U.S. Treasury Index Rate with a maturity equal to the number of full years and fractions thereof (but not less than one (1) year) remaining in the current Five-Year Period on the date of the Partial or Full Surrender,

   (N) is the number of whole months remaining in the current Five-Year Period as of the date of the Partial or Full Surrender (rounded down),

   1.003 builds into the formula a factor representing direct and indirect costs to C.M. Life associated with liquidating General Account assets in order to satisfy Surrender requests or to begin making Annuity Income payments (to the extent the General Account Balance is applied to purchase a Variable Annuity). This adjustment of .30% has been added to the denominator of the formula because it is anticipated that a substantial portion (more than half) of applicable General Account portfolio assets will be in relatively illiquid private placement securities. Thus, in addition to direct transaction costs, if such securities must be sold (e.g., because of Surrenders), the market price may be lower because they are not registered securities. Accordingly, even if interest rates decline, there will not be a positive adjustment until this factor is overcome, and then any adjustment will be lower than otherwise, to compensate for this factor. Similarly, if interest rates rise, any negative adjustment will be greater than otherwise, to compensate for this factor. If interest rates stay the same, this factor will result in a small but negative Interest Rate Factor Adjustment.

   (IRF)     is the Interest Rate Factor.

Examples. The following examples illustrate the calculation of the Interest Rate Factor and the Interest Rate Factor Adjustment.

In the following examples, the Interest Rate Factor Adjustment formula is applied so as to produce only positive numbers, which are then added to, or subtracted from, the Surrender proceeds (for Full General Account Balance Surrenders) or the remaining General Account Balance (for Partial General Account Balance Surrenders). For example, if the Interest Rate Factor is .7, then the Interest Rate Factor Adjustment calculation illustrated below will show 1-.7, rather than .7-1, to result in a positive number.

For examples 1 and 2, assume no change in interest rates.

  1) Assume a $50,000 General Account Balance at the beginning of the second Five-Year Period, and a Full Surrender at that time.

       Also, assume the U.S. Treasury Index Rate at that time is 7%.

                           (1.07)/(5)/
         THEN: IRF   =  ------------------ =   .9861
                           (1.073)


       Interest Rate Factor Adjustment
       [deducted from proceeds] =
       (1 - .9861) X ($50,000 - $5,000) = $625.50.

  2) Assume a $50,000 General Account Balance at the beginning of the tenth Contract Year with a Full Surrender at that time.

       Also, assume the U.S. Treasury Index Rate remains at 7% for all maturities:

                           1.07
         THEN: IRF   =  ------------------ =   .9972
                           1.073

       Interest Rate Factor Adjustment
       [deducted from proceeds] =
       (1 - .9972) X ($50,000 - $5,000) = $126.00.

For examples 3 and 4, assume a General Account Balance of $50,000 at the beginning of the seventh Contract Year.

  3)   Assume a Full Surrender at the beginning of the seventh Contract Year:

       a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 5.40%.

            (This is a decrease in rates of 1.60%). Then the IRF = 1.05.

            Interest Rate Factor Adjustment =
            (1.05 - 1) X ($50,000 - $5,000) = $2,250.

            Thus, the actual amount of Surrender proceeds paid = $50,000 + $2,250 - $30 = $52,220.

       b) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 8.08%.

            (This is an increase in rates of 1.08%). Then the  IRF = .95.

            Interest Rate Factor Adjustment =
            (1 - .95) X ($50,000 - $5,000) = $2,250.

            Thus, the actual amount of Surrender proceeds paid = $50,000 - $2,250 - $30 = $47,720.

            Note: The contract maintenance fee ($30) applies to full surrenders.

  4) Assume a partial Surrender of $10,000 at the beginning of the seventh Contract Year:

       a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 5.40%.

            (This is a decrease in rates of 1.60%). Then the IRF = 1.05.

            Interest Rate Factor Adjustment =

                    1
          [ 1 -   ----- ] X ($10,000 - $5,000) = $238.10.
                   1.05

            Thus, the General Account Balance would be reduced by $10,000
            - $238.10 = $9,761.90.

       b) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 8.08%.

            (This is an increase in rates of 1.08%). Then the IRF = .95.

            Interest Rate Factor Adjustment =

                    1
          [ 1 -   ----- ] X ($10,000 - $5,000) = $263.16.
                   .95

            Thus, the General Account Balance would be reduced by $10,000 - $236.16 = $10,263.16.


III. Interest Rate Factor Adjustment's Applicability on Surrender

Examples

The following examples illustrate the impact of the Interest Rate Factor Adjustment together with the Surrender Charge (See Appendix I.) on Surrender proceeds. For examples 1 and 2, assume a General Account Balance of $50,000 at the beginning of the second Contract Year.

  1)   Assume a Full Surrender at the beginning of the second Contract Year.

       a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 4.18%.

            (This is a decrease in rates of 2.82%). Then the IRF = 1.10.

            Surrender Charge =
            ($50,000 - $5,000) X .05 = $2,250.00.

            Interest Rate Factor Adjustment =
            (1.10 - 1) X ($50,000 - $5,000) = $4,500.00.

            Thus, the actual amount of Surrender proceeds paid = $50,000 - $2,250 + $4,500 - $30 = $52,220.00.

       b) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 9.56%.

            (This is an increase in rates of 2.56%). Then the IRF = .9.

            Surrender Charge =
            ($50,000 - $5,000) X .05 = $2,250.00.

            Interest Rate Factor Adjustment =
            (1 - .9) X ($50,000 - $5,000) = $4,500.00.

            Thus, the actual amount of Surrender proceeds paid = $50,000 - $2,250 - $4,500 - $30 = $43,220.00.

            Note: The contract maintenance fee ($30) applies to full surrenders.

  2) Assume a partial Surrender of $10,000 at the beginning of the second Contract Year.

       a) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 4.18%.

            (This is a decrease in rates of 2.82%.) Then the IRF = 1.10.

            Surrender Charge =
            ($10,000 - $5,000) X .05/.95 = $263.16.

            Interest Rate Factor Adjustment =

              1
  [    1 -  ----  ]  X ($10,000 - $5,000) = $478.47.
            1.10

            Thus, the General Account Balance will be reduced by $10,000 + $263.16 - $478.47 = $9,784.69.

       b) Assume that the beginning U.S. Treasury Index Rate was 7%, and the current U.S. Treasury Index Rate is 9.56%.

            (This is an increase in rates of 2.56%.) Then the IRF = .9.

            Surrender Charge =
            ($10,000 - $5,000) X .05/.95 = $263.16.

            Interest Rate Factor Adjustment =
            (1 - 1.9) X ($10,000 - $5,000 + $263.16) = $584.80.

            Thus, the General Account Balance will be reduced by $10,000 + $263.16 + $584.80 = $10,847.96.

IV. Investments by C.M. Life

Assets of C.M. Life must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

In establishing Guaranteed Rates, C.M. Life intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. C.M. Life's investment strategy with respect to the proceeds attributable to allocations made to the Fixed Account will generally be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

V. Distributor Of The Contracts

Effective May 1, 1996, MML Distributors, LLC ("MML Distributors") (formerly known as Connecticut Mutual Financial Services, LLC), 1414 Main Street, Springfield, MA 01144-1013, an affiliate of C.M. Life, became the principal underwriter of the Contracts pursuant to an Underwriting and Servicing Agreement to which MML Distributors and C.M. Life on behalf of the Separate Account are parties. MML Distributors is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD").

MML Distributors may enter into selling agreements with respect to the Contracts with other broker-dealers that are registered with the SEC and are members of the NASD ("selling brokers"). Contracts are sold through agents who are licensed under applicable insurance law to sell the Contracts. These agents are also registered representatives of selling brokers or of MMLISI.

MML Distributors does business as MML Distributors, L.L.C. in the states of Illinois, Michigan, Oklahoma, South Dakota and Washington, and as MML Distributors, Limited Liability Company in the states of Maine, Ohio and West Virginia.

Commissions of up to 6.0% of Purchase Payments are paid on Contract sales.

VI. Federal Taxation Discussion

Please consult the Contract prospectus for a discussion of the tax status of the Contracts.

VII. Accounting Practices

The accompanying statutory financial statements, except as to form, have been prepared in conformity with the practices of the National Association of Insurance Commissioners ("NAIC") and the accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut ("statutory accounting practices"), which prior to 1996 were also considered to be in conformity with generally accepted accounting principles ("GAAP"). In 1993, the Financial Accounting Standards Board ("FASB") issued interpretation No. 40 ("Fin. 40"),"Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises", which clarified that wholly-owned stock life insurance subsidiaries of a mutual life company issuing financial statements described as prepared in conformity with GAAP after 1995 are required to apply all applicable GAAP pronouncements in preparing those financial statements. In January 1995, the FASB issued Statement No. 120 ("SFAS 120"), Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," which among other things, extended the appli-cability of certain FASB statements to mutual life insurance subsidiaries of a mutual life company and deferred the effective date of Fin. 40 to financial statements issued or reissued after 1996. Accordingly, the financial statements presented herein are no longer considered to be in conformity with GAAP.

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows:
(a) acquisition costs, such as commissions and other costs in connection with acquiring new business, are charged to current operations as incurred, whereas under GAAP these expenses would be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP would value bonds at fair value and (d) deferred income taxes are not provided for book-tax timing differences whereas GAAP would record deferred income taxes.

VIII. Management's Discussion and Analysis of Financial Condition and Results of Operations

GENERAL

C.M. Life and MassMutual's priority has been to balance financial strength, policyholders' value and growth with emphasis on financial strength. With regard to profitability, management believes that net gain from operations, rather than net income, is the most relevant measure of operating results for C.M. Life. Net gain from operations represents the excess of income derived from C.M. Life's business over the costs of business operations (after deducting taxes). Net income is net gain from operations adjusted by any realized capital gains or losses (net of taxes). Management's investment philosophy and practice do not emphasize capital gains as a recurring source of income or capital and C.M. Life does not manage its investment portfolio to realize gains for non-economic purposes.

During 1996, 1995 and 1994, C.M. Life's operations consisted of one business segment which was principally the sale of universal life insurance and annuity products. C.M. Life is not dependent upon any single customer and no single customer accounted for more than 10% of revenues in 1996, 1995 and 1994.

MassMutual and C.M. Life have an agreement whereby MassMutual for a fee will furnish C.M. Life, as required, operating facilities, human resources, computer software development and managerial services. Investment and administrative services are provided to C.M. Life pursuant to a management services agreement with MassMutual. Fees incurred under the terms of the agreement were $45,914 thousand in 1996. Similar arrangements were in place with Connecticut Mutual Life Insurance Company, C.M. Life's former parent, prior to its merger with MassMutual. Fees incurred in 1995 and 1994 under the arrangement with Connecticut Mutual Life Insurance Company were $34,008 thousand and $16,412 thousand, respectively.

RESULTS OF OPERATIONS

For the Year Ended December 31, 1996 Compared to the
Year Ended December 31, 1995

For the year ended December 31, 1996, C.M. Life had net income of $2,205 thousand, as compared with net income of $13,750 thousand in 1995. The decrease in net income of $11,545 thousand is primarily attributable to increased sales of Universal Life Enterprise Plus and variable annuity products, which in the year of issuance, generate commissions and other acquisition costs which exceed the revenues received. These products are priced to be profitable over the life of the contract.

Premium income, net of reinsurance ceded, increased $53,525 thousand to $314,372 thousand in 1996 from $260,847 thousand in 1995. The 20.5% growth in premiums is attributable to increased sales of the Universal Life Enterprise Plus product, which increased by 41.0%, and variable annuity products which increased by 26.9%. Sales of single premium deferred annuity products decreased 90.5%, due to less demand in the market place for fixed rate annuity products.

The following table sets forth premium, sales, and other information for C.M. Life's products.

                                               Years Ended December 31,
                                              1996                 1995
                                              ----                 ----
                                                (In Thousands)

Premium income
 Universal and other life                     $ 87,658          $ 64,652
 Annuities                                     226,714           196,195
                                               -------           -------
Total                                         $314,372          $260,847
                                              ========          ========
Life insurance sales -
 face amount Universal
 and other life                             $7,113,429        $5,024,440
Life insurance in force
 Universal and other life                  $24,357,428       $19,132,954
Number of policies in force
 Universal and other life                      111,138            98,033

Net investment and other income decreased $7,934 thousand to $76,456 thousand in 1996 from $84,390 thousand in 1995. Other income, which is primarily comprised of reserve adjustment and commission and expense allowances on reinsurance ceded, decreased by $14,316 thousand, due to little growth in the reinsured block of business. Net investment income increased by $6,357 thousand primarily attributable to the 4.3% growth in the general investment account assets. The gross yield for the portfolio was 7.9% for 1996 compared to 7.8% for 1995. The components of net investment income are set forth below.

                                                Years Ended December 31,
                                               1996                 1995
                                               ----                 ----
                                                  (In Thousands)

Gross Investment Income:
 Bonds                                         $55,439           $54,683
 Common and preferred stock                      2,803             2,178
 Mortgage loans                                  3,837             2,709
 Real estate                                         0               456
 Policy loans                                   10,035             9,905
 Cash and short-term investments                 3,969               399
                                               -------           -------
 Total gross investment income                  76,083            70,330
Less:  investment expenses                         850             1,454
                                               -------          --------
Net investment income                          $75,233           $68,876
                                               =======           =======

Policy benefits and payments increased $40,053 thousand to $98,966 thousand in 1996 from $58,913 thousand in 1995. Surrender benefits increased by $30,054 thousand, essentially due to increased variable and fixed annuity withdrawals and contract surrenders. The life insurance lapse rate, which is based upon amount of insurance in force, remained at 7.1% for both 1996 and 1995. Death claims, net of reinsurance, grew to $25,168 thousand in 1996 from $16,268 thousand in 1995, which is due to an increase in the life insurance in force and worse than expected mortality. Although mortality experience declined during 1996, C.M. Life does not believe this is an indication of future trends.

Additions to policyholder reserves, funds and separate accounts decreased $1,079 thousand to $210,324 thousand in 1996 from $211,403 thousand in 1995. Reserve decreases due to the release of reserves upon death, withdrawal or surrender of contracts was largely offset by increases in reserves due to strong sales of life and annuity products.

Operating expenses and commissions increased $24,197 thousand to $70,435 thousand in 1996 from $46,238 thousand in 1995. The increase is attributable to increased expenses associated with the production of new business and the modification of C.M. Life's variable annuity underwriting agreements with GR Phelps and Co., Inc. ("GR Phelps") and MML Distributors, LLC., both affiliated companies. Effective March 1, 1996, C.M. Life modified its underwriting agreements such that it would pay all future commissions relating to variable annuity contracts and would also retain all future contract fees and charges related to these contracts. Prior to the contract modification, GR Phelps and MML Distributors paid variable annuity commissions in exchange for the rights to future contract fees and charges related to these contracts. C.M. Life expects the future revenue on these contracts to exceed acquisition costs.

Federal income tax expense decreased $3,090 thousand to $6,286 thousand from $9,376 thousand as a result of decreased taxable income. Taxable income decreased $9,190 thousand to $18,536 thousand in 1996 from $27,725 thousand in 1995. The change in taxable income is primarily attributable to the $15,810 thousand decrease in net gain from operations offset by book tax differences of $6,620 thousand. These book tax differences include the timing of the deductibility of acquisition costs and other items.

RESULTS OF OPERATIONS

For the Year Ended December 31, 1995 Compared to the Year Ended December 31,
1994

For the year ended December 31, 1995, C.M. Life had net income of $13,750 thousand, as compared with net income of $17,788 thousand in 1994. The decrease in net income of $4,038 thousand is attributable to increased policy benefits and payments and increased acquisition and insurance expenses which exceeded the increase in net premiums and net investment income.

Premium income, net of reinsurance ceded, increased $9,671 thousand to $260,847 thousand in 1995 from $251,176 thousand in 1994. Premiums for CM Windows, a single premium deferred annuity product, increased $9,412 thousand or 99.3% to $18,894 thousand in 1995 from $9,482 thousand in 1994. The increase is attributable to higher interest rates and increased promotional efforts, which increased demand for single premium deferred annuity products. Premiums for life insurance products increased $16,928 thousand to $64,652 thousand in 1995 from $47,724 thousand in 1994, due to higher sales of universal life policies, primarily the Enterprise Plus product. Variable annuity premiums decreased $16,669 thousand or 8.6%, due to less demand in the market place for variable products in the first half of 1995.

The following table sets forth premium, sales and other information for the C.M. Life's products.


                                              Years Ended December 31,
                                             1995                 1994
                                             ----                 ----
                                                (In Thousands)
Premium income

 Universal and other life                  $    64,652       $    47,724
 Annuities                                     196,195           203,452
                                           -----------        ----------
Total                                      $   260,847       $   251,176
                                           ===========       ===========
Life insurance sales -
 face amount Universal

 and other life                            $ 5,024,440       $ 2,694,531
Life insurance in force
 Universal and other life                  $19,132,954       $15,800,300
Number of policies in force
 Universal and other life                       98,033            89,043

Net investment and other income increased by $1,036 thousand. Net investment income increased by $9,298 thousand to $68,876 thousand in 1995 from $59,578 thousand in 1994. This increase is attributable to a 11.5% increase in general investment account assets and policy loans and an increase in the portfolio yield from 7.5% in 1994 to 7.8% in 1995. Other income, which is primarily comprised of reserve adjustments and commission and expense allowances on reinsurance ceded, decreased by $7,894 thousand, due to less growth in the reinsured block of business in 1995 versus 1994. The components of net investment income are set forth below.


                                                Years Ended December 31,
                                               1995                 1994
                                               ----                 ----
                                                 (In Thousands)

Gross Investment Income:
 Bonds                                         $54,683           $47,704
 Common and preferred stock                      2,178               161
 Mortgage loans                                  2,709             4,383
 Real estate                                       456               733
 Policy loans                                    9,905             7,925
 Cash and short-term investments                   399               509
                                             ---------         ---------
 Total gross investment income                  70,330            61,415
Less:  investment expenses                       1,454             1,837
                                              --------          --------
Net investment income                          $68,876           $59,578
                                               =======           =======

Policy benefits and payments, net of reinsurance ceded, increased by $14,880 thousand from $44,033 thousand in 1994 to $58,913 thousand in 1995. Surrender benefits increased by $11,969 thousand, to $40,028 thousand in 1995 from $28,059 thousand in 1994. The increase in surrender benefits is primarily attributable to variable annuity products. Death claims, net of reinsurance, increased $5,183 thousand over 1994 due to growth in the in force life insurance block of business.

Operating expense and commissions increased $24,086 thousand or 108.7
% over 1994. This increase is primarily attributable to increased costs related to the production of new business.

Income tax expense decreased by $4,873 thousand over 1994. This decrease is attributable to lower taxable income in 1995 versus 1994. Taxable income was $27,726 thousand and $38,660 thousand in 1995 and 1994 respectively. C.M. Life's federal income tax expense is based on income which is currently taxable. The differences between pre-tax book income and taxable income are primarily for lower tax basis reserves for future policy benefits and other book tax differences associated the timing of the deductibility of acquisition costs.

Net realized capital losses were $540 thousand in 1995 as compared to net realized capital losses of $1,772 thousand in 1994. This loss is due to realized net losses of $1,407 thousand, with $867 thousand being transferred to the Interest Maintenance Reserve ("IMR") in 1995 as compared to realized net losses of $5,163 thousand in 1994, with $3,391 thousand being transferred to the IMR.

STATEMENT OF FINANCIAL POSITION

Total assets increased by $306,785 thousand or 19.7% to $1,866,571 thousand at December 31, 1996 from $1,559,786 thousand at year end 1995. Much of this growth was due to continued growth in C.M. Life's separate investment accounts, which assets increased by $248,310 thousand.

Total liabilities increased in 1996 by $310,240 thousand or 21.5% to $1,756,827 thousand from $1,446,587 thousand in 1995. As with assets, most of this growth occurred in the separate investment accounts. Growth in the separate investment account's assets and liabilities is attributable to increased variable annuity sales and deposits and appreciation in the separate account's underlying investments.

In accordance with the life insurance laws and regulations under which C.M. Life operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on outstanding contracts. Reserves are based on mortality tables in general use in the United States and are computed to equal amounts that, with additions from premiums to be received, and with interest on such reserves computed annually at certain assumed rates, will be sufficient to meet C.M. Life's policy obligations at their maturities or in the event of an insured's death. In the accompanying financial statements, these reserves are determined in accordance with statutory regulations.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $42,388 thousand, $97,916 thousand, and $81,148 thousand for the years ended 1996, 1995 and 1994, respectively. In 1996, net cash provided by operating activities declined by $55,528 thousand as compared to 1995, primarily due to increased surrender benefits and strong sales growth which generates commissions and acquisition costs which exceed revenues in the first contract year. The Board of Directors of MassMutual has authorized the contribution of funds to C.M. Life sufficient to meet the capital requirements of all states in which C.M. Life is licensed to do business.

C.M. Life has structured its investment portfolio to ensure a strong liquidity position in order to permit timely payment of policy and contract benefits without requiring an untimely sale of assets. C.M. Life manages its liquidity position by matching its exposure to cash demands with adequate sources of cash and other liquid assets.

C.M. Life's principal sources of liquidity are cash flow and holdings of cash, near cash and other readily marketable assets. The primary cash flow sources are investment income and principal repayments on invested assets, life insurance premiums, annuity considerations and deposits.

C.M. Life's liquid assets include substantial Treasury holdings, short-term money market investments, stocks and marketable long-term fixed income securities. Cash and short-term investments totaled $63,688 thousand at December 31, 1996.

The liquidity position of C.M. Life is proactively managed on an ongoing basis to meet cash needs while minimizing adverse impacts on investments returns. A variety of scenarios are analyzed modeling potential demands on liquidity, taking into account the provisions of C.M. Life's policies and contracts in-force, C.M. Life's cash flow position and the volume of cash and readily marketable securities in C.M. Life's portfolio. C.M. Life also employs sophisticated quantitative asset/liability cash flow management techniques to optimize and control the investment return and liquidity for each portfolio, taking into account the distinguishing liability characteristics of each portfolio.

A primary liquidity concern for C.M. Life is the risk of early contractholder and policyholder withdrawal. The most affected products are individual life insurance and individual deferred annuities. Personal life insurance policies are less susceptible to withdrawal than annuity contracts because annuities are primarily used as investment vehicles, while personal life policies are used to fulfill longer term financial planning needs. C.M. Life closely evaluates and manages its liquidity risk.

C.M. Life's exposure to early withdrawal for annuity products as of the dates indicated can be described as follows:

               Withdrawal Characteristics of Annuity Actuarial
                     Reserves and Deposit Fund Liabilities

                                     1996                 1995
                                     ----                 ----
                                         % of                    % of
                            Amount       Total      Amount       Total
                            ------       -----      ------       -----
                                    ($ In Thousands)
Subject to discretionary
 withdrawal with
 adjustment:
At market value             $755,387     87.1%      $507,674     83.0%
At book value less
 surrender charge             88,398     10.2         92,606     15.1
                          ----------     ----      ---------     ----
Subtotal                     843,785     97.3        600,280     98.1
Subject to discretionary
 withdrawal without
 adjustment:
At book value
 (minimal or no charge
 or adjustment)               22,346      2.5         11,032      1.8
Not subject to
 discretionary
 withdrawal                    1,446      0.2            215      0.1
                            --------   ------       --------     ----
Total annuity actuarial
 reserves and deposit
 fund liabilities (gross)    867,577    100.0%       611,527    100.0%
Less reinsurance                   0                       0
                             -------                 -------
Total annuity actuarial
 reserves and deposit
 fund liabilities           $867,577                $611,527
                            ========                ========

Based on its ongoing monitoring and analysis of its liquidity sources and demands, C.M. Life believes that it is in a strong liquidity position.

As of December 31, 1996, C.M. Life's total adjusted capital as defined by the NAIC was $128,219 thousand. The NAIC has developed the "Risk Based Capital" ("RBC") model to compare the total adjusted capital with a standard design in order to reflect C.M. Life's risk profile. Although C.M. Life believes that there is no single appropriate means of measuring risk-based capital needs, it feels that the NAIC approach to RBC measurement is reasonable, and will manage its capital position with significant attention to maintaining adequate total adjusted capital relative to RBC. C.M. Life's total adjusted capital was well in excess of all RBC standards at December 31, 1996 and 1995. Management believes that C.M. Life enjoys a strong capital position in light of the risks to which it is subject and that it is well-positioned to meet policyholder and other obligations.

INFLATION

C.M. Life's operating expenses are affected by inflation. A large portion of C.M. Life's operating expenses consist of salaries which are subject to wage increases, at least partially affected by the rate of inflation. C.M. Life's continuing efforts to control expenses may reduce the impact of inflation on operating expenses.

Inflation also has an indirect effect on C.M. Life. To the extent that the government's economic policy to control the level of inflation results in changes in interest rates, C.M. Life's new sales of insurance products and investment income are affected. Changes in the level of interest rates also have an effect on interest spreads, as investment earnings are reinvested.

INVESTMENTS

At December 31, 1996, C.M. Life had $1,022,587 thousand of invested assets in its general investment account. The portfolio of invested assets is managed to support the liabilities of the lines of business in light of yield, liquidity and diversification considerations. The general investment account portfolio does not include C.M. Life's separate account investment assets. The following table sets forth C.M. Life's invested assets in the general investment account and gross investment yield thereon (after deducting real estate operating expenses and taxes) as of the dates indicated:

                                                                     December 31,
                                                                     ------------
                                      1996                               1995                                1994
                                      ----                               ----                                ----
                        Carrying      % of                  Carrying     % of                  Carrying      % of
                          Value       Total     Yield         Value      Total      Yield        Value       Total      Yield
                          -----       -----     -----         -----      -----      -----        -----       -----      -----
                                                             ($ In Thousands)
Bonds                  $  736,524      72.0%      7.8%      $736,099        75.1%      7.8%     $717,291         81.9%     7.4%
Preferred stocks                -       -         -              211         0.0       5.8         1,815          0.2      9.3
Common stocks              55,642       5.4       4.5         72,361         7.4       6.0             -          -        -
Mortgage loans             33,791       3.3      12.6         30,716         3.1       7.7        42,038          4.8      8.5
Real estate                   0.0       0.0       0.0            0.0         0.0      23.7         1,897          0.2      6.1
Policy loans              132,942      13.0       8.1        126,014        12.9       8.8       109,720         12.5      7.9
Cash and short-term
investments                63,688       6.3      10.6         15,069         1.5       4.5         3,025          0.4     12.6
                       ----------     -----      ----       --------       -----      ----      --------        -----     ----
Total investments      $1,022,587     100.0%     7.9%      $ 980,470       100.0%      7.8%     $875,786        100.0%     7.5%
                       ==========     =====      ====       ========       =====      ====      ========        =====     ====

The yield on total investments before indirect expenses was 7.9%, 7.8% and 7.5% for the years ended December 31, 1996, 1995 and 1994, respectively. The yield on each investment category before federal income taxes is calculated as: (a) gross investment income (which for real estate deducts operating expenses and real estate taxes) divided by (b) the average carrying value, which does not include investment reserves.

C.M. Life carries its investments in accordance with methods and values prescribed by the NAIC and adopted by state insurance authorities. Generally, bonds are valued at amortized cost, preferred stocks in good standing at cost, and common stocks at fair value. Mortgage loans are valued at principal less impairments and unamortized discount. Real estate is valued at cost less accumulated depreciation, impairments, and mortgage encumbrances. Depreciation on investment real estate is calculated using the straight-line method. Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy. Short-term investments are stated at amortized cost which approximates fair value.

Bonds

The following table provides certain information regarding the maturity distribution of bonds (excluding short-term securities):

                                    Bond Maturities
                                    December 31,
                                  1996                 1995
                                  ----                 ----
                           Carrying      % of      Carrying      % of
                             Value       Total       Value       Total
                            -------      -----      -------      -----
                                    ($ In Thousands)
Due in one year or less      $76,698     10.9%       $17,729      2.4%
Due after one year
 through five years          284,200     15.3        306,539     41.6
Due after five years
 through ten years           202,722     22.7        225,283     30.6
Due after ten years           84,515     16.3         35,854      4.9
Mortgage-backed
 securities(1)                88,389     34.8        150,694     20.5
                            --------    -----       --------    -----
                            $736,524    100.0%      $736,099    100.0%
                            ========    =====       ========    =====

(1)Including securities guaranteed by the U.S. Government.

The maturities of portfolio bonds are considered to be sufficiently diversified and are carefully monitored and managed in light of C.M. Life's liquidity needs. See "Liquidity and Capital Resources". Bonds consist primarily of government securities and high-quality marketable corporate securities. At December 31, 1996 and 1995, publicly traded bonds comprised 66.0% and 57.2% of the bond portfolio, respectively, and privately placed bonds comprised the remainder. Substantially all of the publicly traded and privately placed bonds held by C.M. Life are evaluated by the NAIC's Securities Valuation Office ("SVO") which assigns securities to one of six NAIC investment categories, with Category 1 securities being the highest quality and Category 6 securities being the lowest quality. Categories 1 and 2 are investment grade, Category 3 is medium quality and Categories 4, 5 and 6 are non-investment grade. The table below sets forth, as of the dates indicated, the NAIC SVO ratings for C.M. Life's bond portfolio (including short-term securities) and the equivalent public rating agency designations. The bond portfolio consists primarily of high grade securities. At December 31, 1996 and 1995, 93.7% and 91.9%, respectively, of the portfolio was invested in NAIC Categories 1 and 2 securities.

                               Bond Credit Quality

                        (includes short-term securities)

                                                                                       December 31,
                                                   --------------------------------------------------------------------------------
                                                                    1996                                      1995
                                                   -------------------------------------      -------------------------------------
                                                                                   ($ In Thousands)

NAIC
Bond                     Rating Agency                    Carrying               % of              Carrying               % of
Rating              Equivalent Designation                  Value                Total               Value                Total
------              ----------------------                  -----                -----              -------               -----
1                    Aaa/Aa/A                              $452,615              56.7%              $425,073              56.6%
2                    Baa                                    295,314              37.0                265,117              35.3
3                    Ba                                      36,082               4.5                 50,302               6.7
4                    B                                       11,802               1.5                  9,929               1.3
5                    Caa and lower                                0               0.0                      0               0.0
6                    In or near default                       2,017               0.3                     18               0.1
                                                           --------             ------              --------             ------
                     Total                                 $797,830             100.0%              $750,439             100.0%
                                                           ========             =====               ========             =====

C.M. Life invests a significant portion of its investment funds in high quality publicly traded bonds in order to maintain and manage liquidity and reduce the risk of default in the portfolio. As of December 31, 1996, 96.8% of the publicly traded bonds were rated as NAIC Categories 1 and 2, as illustrated by the following chart:

                                                Publicly Traded Bond Credit Quality
                                                 (includes short-term securities)

                                                                                       December 31,
                                                   --------------------------------------------------------------------------------
                                                                    1996                                      1995
                                                   -------------------------------------      -------------------------------------
                                                                                   ($ In Thousands)

NAIC
Bond                     Rating Agency                    Carrying               % of              Carrying               % of
Rating              Equivalent Designation                  Value                Total               Value                Total
------              ----------------------                  -----                -----              -------               -----
1                    Aaa/Aa/A                              $364,432              69.2%              $310,593              72.4%
2                    Baa                                    145,368              27.6                 92,078              21.5
3                    Ba                                      11,515               2.2                 17,818               4.2
4                    B                                        5,520               1.0                  8,436               1.9
5                    Caa and lower                                0               0.0                      0               0.0
6                    In or near default                           0               0.0                      0               0.0
                                                           --------             -----               --------             -----
                     Total                                 $526,835             100.0%              $428,925             100.0%
                                                           ========             =====               ========             =====

C.M. Life utilizes its investments in the privately placed bond portfolio to enhance the value of the overall portfolio, increase diversification and obtain higher yields than are possible with comparable quality public market securities. To control risk, C.M. Life relies upon broader access to management information, strengthened negotiated protective covenants, call protection features, and a higher level of collateralization. The strength of the privately placed bond portfolio is demonstrated by the predominance of NAIC Categories 1 and 2 securities.

                                                                                       December 31,
                                                   --------------------------------------------------------------------------------
                                                                    1996                                      1995
                                                   -------------------------------------      -------------------------------------
                                                                                   ($ In Thousands)

NAIC
Bond                     Rating Agency                    Carrying               % of              Carrying               % of
Rating              Equivalent Designation                  Value                Total               Value                Total
------              ----------------------                  -----                -----              -------               -----
1                       Aaa/Aa/A                          $  88,183              32.6%              $114,480              35.6%
2                       Baa                                 149,946              55.3                173,039              53.8
3                       Ba                                   24,567               9.1                 32,485              10.1
4                       B                                     6,281               2.3                  1,493               0.5
5                       Caa and lower                             0               0                        0               0
6                       In or near default                    2,018               0.7                     17               0
                                                           --------             -----               --------             -----
                        Total                              $270,995             100.0%              $321,514             100.0%
                                                           ========             =====               ========             =====

The following table sets forth by industry category the carrying value and percent of total of the bond portfolio, including short-term securities, as of December 31, 1996.

                           Bond Portfolio By Industry

                                                                           December 31, 1996
                                   -------------------------------------------------------------------------------------------------
                                               Private                            Public (1)                           Total
                                   --------------------------      ---------------------------------      --------------------------

                                   Carrying            % of             Carrying             % of             Carrying         % of
Industry Category                    Value             Total              Value              Total              Value          Total
                                     -----             -----              -----              -----              -----          -----

                                                                   ($ In Thousands)
Aerospace                          $      517              0.2%        $  8,217                   1.6%       $    8,734         1.1%

Banking                                 6,497              2.4           38,863                   7.4            45,360         5.7
Consumer Goods                         28,375             10.5           23,628                   4.5            52,003         6.5
Finance & Leasing Co.                  14,740              5.4           20,258                   3.8            34,998         4.4
Governments                             3,052              1.1          103,463                  19.6           106,515        13.4
Health Care                             1,500              0.6            1,001                   0.2             2,501         0.3
Insurance & other financial
services                               11,500              4.2           44,268                   8.4            55,768         7.0
Media                                  17,216              6.4            5,447                   1.0            22,663         2.8
Merchandise retailers                   4,500              1.7                0                   0.0             4,500         0.6
Natural resources                      18,000              6.6           31,041                   5.9            49,041         6.1
Other Services                          7,250              2.7              983                   0.2             8,233         1.0
Others                                 65,297             24.1           52,326                   9.9           117,623        14.7
Producer goods                         35,963             13.3           22,259                   4.2            58,222         7.3
Securitized                            40,422             14.9           99,693                  18.9           140,115        17.6
Transportation                          1,000              0.3           15,034                   2.9            16,034         2.0
Utilities                              15,166              5.6           60,354                  11.5            75,520         9.5
                                     --------            -----         --------                 -----          --------       -----
Total                                $270,995            100.0%        $526,835                 100.0%         $797,830       100.0%
                                     ========            =====         ========                 =====          ========       =====

(1) Includes short-term securities.

The estimated fair value of bonds is based upon quoted market prices for actively traded securities. C.M. Life subscribes to commercial pricing services that provide estimated fair values of fixed income securities that are not actively traded. Estimated fair values for privately placed bonds are generally determined by applying interest rate spreads based on quality and asset type to the appropriate duration on the Treasury yield curve. The tables below set forth the carrying value, gross unrealized gains and losses, net unrealized gains and loses and estimated fair value of the bond portfolio (excluding short-term securities) at December 31, 1996 and 1995.

                                                                         December 31, 1996
                                                                         -----------------

                                                            Gross              Gross               Net             Estimated
                                        Carrying         Unrealized         Unrealized         Unrealized            Fair
                                          Value             Gains             Losses           Gain (Loss)           Value
                                          -----             -----             ------           -----------           -----
                                                                        ($ In Thousands)
U.S. Treasury Securities
 and Obligations of U.S.
 Government Corporations
 and Agencies                             $138,751        $ 2,175             $  964             $ 1,211            $139,962
Debt Securities issued by
 Foreign Governments                         3,953             53                 22                  31               3,984
Mortgage-backed securities                  37,395            745                725                  20              37,415
State and local governments                 10,263            244                101                 143              10,406
Industrial securities                      509,227         11,643              3,700               7,943             517,170
Utilities                                   36,935          1,168                159               1,009              37,944
                                          --------        -------             ------             -------            --------
                                          $736,524        $16,028             $5,671             $10,357            $746,881
                                          ========        =======             ======             =======            ========


                                                                        December 31, 1995
                                                                        -----------------

                                                            Gross              Gross               Net             Estimated
                                        Carrying         Unrealized         Unrealized         Unrealized            Fair
                                          Value             Gains             Losses           Gain (Loss)           Value
                                          -----             -----             ------           -----------           -----
                                                                        ($ In Thousands)
U.S. Treasury Securities
 and Obligations of U.S.
 Government Corporations
 and Agencies                             $ 27,817        $ 1,764             $    8           $   1,756            $ 29,573
Debt Securities issued by
 Foreign Governments                        11,186            483                295                 188              11,374
Mortgage-backed securities                 150,694          7,144                347               6,797             157,491
Industrial securities                      501,252         21,472                711              20,761             522,013
Utilities                                   45,150          2,303                 16               2,287              47,437
                                          --------        -------             ------           ---------            --------
                                          $736,099        $33,166             $1,377           $  31,789            $767,888
                                          ========        =======             ======           =========            ========

Common Stocks

The common stock portfolio comprised 5.4% and 7.4% of C.M. Life's investments at December 31, 1996 and 1995, respectively. Common stock had a cost of $47,195 thousand in 1996 and $64,255 thousand in 1995; the fair value was $55,642 thousand and $73,361 thousand at December 31, 1996 and 1995, respectively.

Mortgage Loans

All mortgage loans are fixed rate commercial mortgages on completed, income producing properties.

The following table provides certain information regarding the maturity distribution of commercial mortgage loans:

                            Mortgage Loan Maturities
                                December 31, 1996
                                -----------------

                                             Carrying            % of
                                               Value             Total
                                               -----             -----
                                                  ($ In Thousands)
Due in one year or less                        $ 4,387          13.0%
Due after one year
 through five years                             23,915          70.8
Due after five years
 through ten years                               5,489          16.2
                                               -------         -----
   Total                                       $33,791         100.0%
                                               =======         =====

At December 31, 1996, 99.6% of the mortgage loan portfolio consisted of bullet loans (loans that do not fully amortize over their term). Scheduled bullet maturities at December 31, 1996 of $4,387 thousand, $6,003 thousand, $1,886 thousand in 1997, 1998 and 1999 and represent 13.0%, 17.8% and 5.6%, respectively, of the mortgage loan portfolio. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

During 1996 and 1995, all renewed bullet loans were performing assets prior to renewal and all loan renewals reflected market conditions. Past experience with regard to bullet maturities, however, is not necessarily indicative of future results.

The maturities of commercial mortgage loans are considered by C.M. Life to be sufficiently diversified and are carefully monitored and managed in light of C.M. Life's liquidity needs. See "Liquidity and Capital Resources."

The mortgage loan portfolio comprised 3.3% and 3.1% of C.M. Life's investments at December 31, 1996 and 1995, respectively. The mortgage loan average investment yield was 12.6% and 7.7% for the years ending December 31, 1996 and 1995, respectively.

The following tables set forth by property type and geographic distribution the carrying value of mortgage loan balances as a percentage of the portfolio as of the dates indicated:

                         Mortgage Loans by Property Type

                                                   December 31,
                                                   -----------

                                 1996                  1995
                                 ----                  ----
                           Carrying      % of      Carrying      % of
                             Value       Total       Value       Total
                             -----       -----       -----       -----
                                         ($ In Thousands)
Office                       $16,321     48.3%       $11,796     38.4%
Retail                         5,332     15.8          4,507     14.7
Industrial & Other             8,030     23.7          7,479     24.4
Apartments                     4,108     12.2          6,934     22.5
                             -------    -----        -------    -----
                             $33,791    100.0%       $30,716    100.0%
                             =======    =====        =======    =====

                    Mortgage Loans by Geographic Distribution

                                1996                   1995
                                ----                   ----
                           Carrying      % of      Carrying      % of
                             Value       Total       Value       Total
                             -----       -----       -----       -----
                                         ($ In Thousands)
West                         $ 3,643     10.8%      $  3,770     12.3%
Northeast                     12,833     38.0         17,530     57.1
Mid-Atlantic                   3,446     10.2              0        0
Southeast                      8,633     25.6          9,416     30.6
Midwest                        1,990      6.0              0        0
Southwest                      3,246      9.4              0        0
                             -------    -----        -------    -----
                             $33,791    100.0%       $30,716    100.0%
                             =======    =====        =======    =====

C.M. Life actively monitors and manages its mortgage loan portfolio and also directly services the portfolio. Company personnel perform or review all aspects of loan origination and portfolio management, including lease analysis, property transfer analysis, economic and financial reviews, tenant analysis and oversight of default and bankruptcy proceedings. All properties are revalued each year and reinspected either each year or every other year based on internal quality ratings. C.M. Life uses the following criteria to determine whether a current or potential problem exists: (i) borrower bankruptcies, (ii) major tenant bankruptcies, (iii) requests for restructuring, (iv) delinquent tax payments,
(v) late payments, (vi) loan-to-value or debt service coverage deficiencies and
(vii) overall vacancy levels.

POLICY LOANS

As of December 31, 1996 and 1995, C.M. Life's policy loans were $132,942 and $126,014, respectively. Policy loans, as a percentage of invested assets, were 13.0% and 12.9% at December 31, 1996 and 1995, respectively. Variable interest rate policy loans were 98.6% of total policy loans at December 31, 1996 and 1995. For loans with variable interest rates, the rates are adjusted annually based upon changes in a corporate bond index.

IX. C.M. Life - Description of the Business

C.M. Life, 140 Garden Street, Hartford, Connecticut, 06154, is a stock life insurance company. It was chartered by a Special Act of the Connecticut General Assembly on April 25, 1980. It is principally engaged in the sale of life insurance and annuities, primarily flexible premium universal life insurance and variable annuity products, and is licensed to sell life insurance and annuities in Puerto Rico, the District of Columbia and all 50 states, except New York. Effective March 1, 1996, C.M. Life became a wholly owned stock life insurance subsidiary of Massachusetts Mutual Life Insurance Company ("MassMutual") when the operations of C.M. Life's former parent, Connecticut Mutual Life Insurance Company were merged with and into MassMutual.

MassMutual is a mutual life insurance company organized as a Massachusetts corporation which was originally chartered in 1851. As a mutual life insurance company, MassMutual has no shareholders. MassMutual's primary business is ordinary life insurance. MassMutual also provides, directly or through its subsidiaries, a wide range of annuity and disability products, and pension and pension-related products and services, as well as investment services to individuals, and corporations and other institutions in all 50 states of the United States, and the District of Columbia. MassMutual is also licensed to transact business in Puerto Rico, and six provinces of Canada, but has no export sales.

MassMutual's principal lines of business are (i) Individual Line of Business, which provides life insurance including variable and universal life insurance, annuities and disability insurance to individuals and small businesses; (ii) Pension Management, which provides group pension investment products and administrative services, primarily to sponsors of tax qualified retirement plans; (iii) MassMutual Investment Management Group, which provides advisory services for MassMutual's general investment account and separate investment accounts, as well as for various closed-end and open-end investment companies and external institutional clients.

The direction and operations of MassMutual's three lines of business are guided by a statement of corporate vision. Under this vision, MassMutual's operations are managed so as to maintain a financially strong and efficient enterprise for the benefit of policyholders. MassMutual's long-term objectives are to maintain corporate financial strength, enhance policyholder value, and generate and sustain growth.

COMPETITION

The life insurance industry is highly competitive. There are more than 1,700 life insurance companies in the United States, many of which offer insurance products similar to those marketed by C.M. Life. In addition to competition within the industry, insurers are increasingly facing competition from non-traditional sources in the financial services business, including mutual funds, banks, securities brokerage houses and other financial services entities, many of which provide alternative investment and savings vehicles for consumers. Legislative initiatives proposed at the federal level would, if enacted, reorder the financial services industry, thereby changing the environment in which C.M. Life competes.

C.M. Life's management believes its financial strength, agent skill and historical product performance provide competitive advantages for the products it offers in these markets. In early 1996, after the merger of MassMutual and Connecticut Mutual Life Insurance Company, C.M. Life received the following ratings from the various rating agencies, A.M. Best Company, Inc. (A++), Standard and Poor's Corporation (AAA) and Duff & Phelps Credit Rating Company
(AAA).

MassMutual, C.M. Life's parent, has received the highest ratings from A.M. Best Company, Inc. (A++), Standard & Poor's Corporation (AAA), and Duff & Phelps Credit Rating Company (AAA), as well as a rating of Aa1 by Moody's Investors Service, Inc. (the highest in its "excellent" category). In late 1995 and early 1996, all four of these agencies conducted thorough reviews of MassMutual's ratings in light of the Connecticut Mutual Life Insurance Company merger. In all four cases, the 1995 ratings for MassMutual were reaffirmed.

REGULATION

C.M. Life is organized as a Connecticut stock life insurance company, and is subject to Connecticut laws governing insurance companies. C.M. Life is regulated and supervised by the State of Connecticut Insurance Commissioner. By March 1 of every year, C.M. Life must prepare and file an annual statement, in a form prescribed by the State of Connecticut Insurance Department, as of December 31 of the preceding year. The Commissioner and his or her agents have the right at all times to review or examine C.M. Life's books and assets. A full examination of C.M. Life's operations is conducted periodically according to the rules and practices of the NAIC. C.M. Life is also subject to the insurance laws of the states in which it is authorized to do business, to various federal and state securities laws and regulations, and to regulatory agencies which administer those laws and regulations.

C.M. Life is licensed to transact its insurance business in, and is subject to regulation and supervision by the Commonwealth of Puerto Rico, the District of Columbia and all 50 states, except New York. C.M. Life's insurance subsidiaries are licensed, regulated and supervised in all jurisdictions where they conduct an insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations requiring the licensing of insurers and their agents and setting standards of solvency and business conduct to be maintained by licensed insurance companies, and may regulate withdrawal from certain markets. In addition, statutes and regulations usually require the approval of policy forms and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments. C.M. Life is also subject to regulation of its accounting methodologies and is required to file detailed annual financial statements with supervisory agencies in each of the jurisdictions in which it does business. Each of its operations and accounts is also subject to examination by such agencies at regular intervals.

C.M. Life is subject to guaranty fund assessments in all states in which it does business. The guaranty associations are organized to pay contractual obligations under insurance policies issued by impaired or insolvent insurers. C.M. Life believes such assessments in excess of amounts accrued will not materially affect its financial position, results of operations or liquidity.
In 1996, C.M. Life elected not to admit $1,621 thousand of guarantee fund premium tax offset receivable relating to prior assessments.

C.M. Life is also subject to risk-based capital ("RBC") requirements promulgated by the NAIC. The RBC Model Act will give state insurance commissioners explicit regulatory authority to require various actions by, or take various actions against, insurance companies whose total adjusted capital does not meet the RBC standards. C.M. Life's total adjusted capital was well in excess of all RBC standards at December 31, 1996 and December 31, 1995.

In addition to regulation of its insurance business, C.M. Life is subject to various types of federal and state laws and regulations affecting the conduct, taxation and other aspects of its businesses. Certain policies and contracts offered by C.M. Life are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission.

C.M. Life's management believes it is in compliance in all material respects with all applicable regulations.

X. Directors and Officers of C.M. Life

Directors:

Lawrence V. Burkett, Jr., Director, President and Chief Executive Officer

   Director, President and Chief Executive Officer, C.M. Life, since 1996; Executive Vice President and General Counsel, MassMutual, since 1993; Senior Vice President and Deputy General Counsel, 1992-1993. Age 51.

John B. Davies, Director

   Director, C.M. Life, since 1996; Executive Vice President, MassMutual, since 1994; Associate Executive Vice President, 1994-1994; General Agent, 1982-1993. Age 47.

Daniel J. Fitzgerald, Director

   Director, C.M. Life, since 1996; Executive Vice President, Corporate Financial Operations, MassMutual, since 1994; Senior Vice President, 1991-1994. Age 48.

Stuart H. Reese, Director and Senior Vice President-Investments

   Director and Senior Vice President-Investments, C.M. Life, since 1996; Senior Vice President, MassMutual, since 1993; Investment Manager, Aetna Life and Casualty and Affiliates, 1979-1993. Age 41.

PRINCIPAL OFFICERS (other than those who are also Directors):

Paul D. Adornato

   Senior Vice President-Operations, C.M. Life, since 1996; Senior Vice President, MassMutual, since 1986. Age 58.

Anne Melissa Dowling

   Senior Vice President-Large Corporate Marketing, C.M. Life, since 1996; Senior Vice President, MassMutual, since 1996; Chief Investment Officer, Connecticut Mutual Life Insurance Company, 1994-1996; Senior Vice President-International, Travelers Insurance Co., 1987-1993. Age 38.

Maureen R. Ford

   Senior Vice President-Annuity Marketing, C.M. Life, since 1996; Senior Vice President, MassMutual, since 1996; Marketing Officer, Connecticut Mutual Life Insurance Company, 1989-1996. Age 41.

Isadore Jermyn

   Senior Vice President and Actuary, C.M. Life, since 1996; Senior Vice President and Actuary, MassMutual, since 1995; Vice President and Actuary, 1980-1995. Age 46.

Ann Iseley

   Treasurer, C.M. Life, since 1996; Vice President and Treasurer, MassMutual, since 1996; Chief Financial and Operations Officer, Connecticut Mutual Financial Services, 1994-1996; Controller, The Mack Company, 1993-1994; Vice President-Finance, Mutual of New York, 1988-1993. Age 40.

Ann F. Lomeli

   Secretary, C.M. Life, since 1988; Vice President, Associate Secretary and Associate General Counsel, MassMutual, since 1996; Corporate Secretary and Counsel, Connecticut Mutual Life Insurance Company, 1988-1996. Age 40.

XI. Executive Compensation

The officers and directors of C.M. Life are employees of MassMutual and perform their duties for C.M. Life as part of their employment with MassMutual. Many of them serve as directors and officers of other companies that are also wholly owned by MassMutual. Although applicable expense allocation agreements between and among MassMutual and its subsidiaries (such as C.M. Life) do not specifically allocate to the subsidiaries, portions of the salaries paid by MassMutual, the amount of compensation received by any one director or officer of C.M. Life from MassMutual for services performed for C.M. Life would not exceed $100,000 annually. The directors of C.M. Life do not receive fees (or expenses) for serving as directors of C.M. Life or for attending directors' meetings. None of the officers or directors of C.M. Life owns shares of capital stock of C.M. Life, which is wholly owned by MassMutual. The officers and directors of C.M. Life, individually and as a group, hold (by virtue of their ownership of insurance policies issued by MassMutual) interests in MassMutual of less than one percent.

XII. Experts, Legal Proceedings and Available Information

Experts

The audited statement of statutory financial position of C.M. Life as of December 31, 1996 and the related statutory statements of income, changes in shareholder's equity and cash flows for the year ended December 31, 1996 included in this prospectus have been so included in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

The audited statement of statutory financial position of C.M. Life as of December 31, 1995 and the related statutory statements of income, changes in shareholder's equity and cash flows for each of the years in the two year period ended December 31, 1995 included in this prospectus have been so included in reliance on the reports of Arthur Andersen LLP, C.M. Life's former independent accountants, given on the authority of that firm as experts in accounting and auditing.

Legal Proceedings

C.M. Life is a defendant in actions arising out of its insurance and investment operations and is from time to time involved as a party in various governmental and administrative proceedings. C.M. Life does not believe that any liability which may result from these actions is likely to have a material adverse effect on the financial position of C.M. Life.

C.M. Life is not involved in any litigation that is of material importance in relation to its financial statements.

Available Information

C.M. Life files registration statements, reports and informational statements with the SEC under the Securities Act of 1933 and the Securities Exchange Act of 1934. These filings contain information not contained in this Prospectus. Such registration statements, reports, information statements and other information can be reviewed and copied at the public reference facilities maintained by the Securities and Exchange Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's New York and Chicago regional offices located at the following addresses: northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York, 10046; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains these filings. The SEC's Internet address is http://www.sec.gov.

XIII. Selected Historical Financial Data

The following summary financial information has been derived from the audited statutory financial statements. The results for past accounting periods are not necessarily indicative of the results to be expected for any future period.

The information presented below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited statutory financial statements and other information included elsewhere in this filing.

The accompanying statutory financial statements, from which the summary financial information has been derived, have been prepared in conformity with the practices of the NAIC and the accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut. These statutory financial statements are not in conformity with GAAP. See notes to statutory financial statements.

                          C.M. Life Insurance Company
                       Selected Statutory Financial Data
                       For the Years Ended December 31,
                               ($ In Thousands)

                                                             1996           1995              1994             1993            1992
                                                             ----           ----              ----             ----            ----
Income:
    Premium income                                       $314,372       $260,847          $251,176         $180,372         $82,122
    Net investment and other income                        76,456         84,390            83,354           87,399          92,482
                                                         --------       --------          --------         --------        --------
                                                          390,828        345,237           334,530          267,771         174,604
                                                         --------       --------          --------         --------        --------

Benefits and expenses:
    Policy benefits and payments                          $98,966        $58,913           $44,033          $31,657         $35,059
    Additions to policyholder reserves, funds
       and separate accounts                              210,324        211,403           230,338          175,934          83,269
    Operating expenses                                     45,448         32,146            14,786           17,525          22,831
    Commissions                                            24,987         14,092             7,365            7,776           8,846
    State taxes, licenses and fees                          3,247          5,017             4,199            3,003           3,633
                                                         --------       --------          --------         --------        --------
                                                          382,972        321,571           300,721          235,895         153,638
                                                         --------       --------          --------         --------        --------

Net gain from operations before federal
    Income taxes                                            7,856         23,666            33,809           31,876          20,966
    Federal income taxes                                    6,286          9,376            14,249           11,016           9,187
                                                         --------       --------          --------         --------        --------
Net gain from operations                                    1,570         14,290            19,560           20,860          11,779
Net realized capital gain (loss)                              635           (540)           (1,772)             234            (248)
                                                         --------      ---------         ---------         --------       ---------
Net income                                                 $2,205        $13,750           $17,788          $21,094         $11,531
                                                         ========       ========          ========         ========        ========

Assets:
    General account                                    $1,086,829     $1,028,354          $912,583         $831,469        $746,888
    Separate account                                      779,742        531,432           309,672          145,661          22,591
                                                       ----------     ----------        ----------         --------        --------
    Total assets                                       $1,866,571     $1,559,786        $1,222,255         $977,130        $769,479
                                                       ==========     ==========        ==========         ========        ========

Liabilities:
    Policyholders' reserves and funds                    $907,492       $867,672          $783,768         $715,018        $647,831
    Investment reserves                                    21,804         19,880             6,640            8,085           5,221
    Separate account reserves and liabilities             779,742        531,432           309,672          145,661          22,591
    Other liabilities                                      47,789         27,603            18,338           20,468          26,414
                                                        ---------      ---------         ---------         --------        --------
    Total liabilities                                   1,756,827      1,446,587         1,118,418          889,232         702,057
                                                        ---------      ---------         ---------         --------        --------

Stockholders' equity:
    Common stock                                            2,500          2,500             2,500            2,500           2,500
    Paid in capital and contributed surplus                43,759         43,759            43,759           43,759          43,759
    Unassigned surplus                                     63,485         66,940            57,578           41,639          21,163
                                                       ----------     ----------        ----------         --------        --------
    Total stockholders' equity                            109,744        113,199           103,837           87,898          67,422
                                                       ----------     ----------        ----------         --------        --------
Total liabilities and stockholders' equity             $1,866,571     $1,559,786        $1,222,255         $977,130        $769,479
                                                       ==========     ==========        ==========         ========        ========

Total adjusted capital data (1)
    Total stockholders' equity                           $109,744       $113,199          $103,837          $87,898         $67,422
    Asset valuation reserve                                18,475         15,869             6,640            6,534           5,221
                                                         --------       --------          --------          -------         -------
    Total adjusted capital                               $128,219       $129,068          $110,477          $94,432         $72,643
                                                         ========       ========          ========          =======         =======

(1) Defined by the NAIC as surplus plus AVR.

Certain prior year amounts have been reclassified to conform with current year presentation. The preceding selected financial data of C.M. Life should be read in conjunction with the statutory financial statements and notes thereto and the related management's discussion and analysis.

Report Of Independent Public Accountants

To the Board of Directors and Policyholders of C.M. Life Insurance Company

We have audited the 1996 statutory financial statements and the financial statement schedules of C.M. Life Insurance Company, listed in Item XIII of this Form S-1. The 1996 financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company prepared these financial statements using statutory accounting practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the Department of Insurance of the State of Connecticut, which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles, although not determinable at this time, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the third paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of C.M. Life Insurance Company at December 31, 1996 and the results of its operations and its cash flows for the year then ended.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of C.M. Life Insurance Company at December 31, 1996, and the results of its operations and its cash flows for the year then ended, on the statutory basis of accounting described in Note 1. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND, L.L.P.

Springfield, Massachusetts
February 7, 1997

Report Of Independent Public Accountants

To C.M. Life Insurance Company:

We have audited the accompanying statutory statement of financial position of C.M. Life Insurance Company (a Connecticut corporation and a wholly-owned subsidiary of Connecticut Mutual Life Insurance Company) as of December 31, 1995, and the related statutory statements of income, changes in shareholder's equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our originally issued report dated February 15, 1996, we expressed an opinion that the 1995 financial statements, prepared using accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut, present fairly, in all material respects, the financial position of C.M. Life Insurance Company as of December 31, 1995, and the results of its operations, and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. As described in Note 1 to the financial statements, pursuant to the provisions of Statement of Financial Accounting Standards No. 120 (SFAS No. 120), Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts, financial statements of mutual life insurance enterprises for periods ending on or before December 15, 1996, prepared using accounting practices prescribed or permitted by insurance regulators (statutory financial statements) are no longer considered presentations in conformity with generally accepted accounting principles when presented for comparative purposes with the enterprise's financial statements for periods subsequent to the effective date of SFAS No. 120. Accordingly, our present opinion on the presentation of the 1995 financial statements in accordance with generally accepted accounting principles, as presented herein, is different from that expressed in our previous report.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of C.M. Life Insurance Company as of December 31, 1995, or the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995.

In our opinion, the financial statements referred to above do present fairly, in all material respects, the financial position of C.M. Life Insurance Company as of December 31, 1995 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as whole. Schedule VI is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 15, 1996
(Except with respect to the matter discussed in Note 1, as to which the date is March 4, 1996)

C.M. Life Insurance Company

STATUTORY STATEMENT OF FINANCIAL POSITION

                                                                                                   December 31,
                                                                                       1996                          1995
                                                                                       ----                          ----
                                                                                               (In Thousands Except for
                                                                                                  Share Information)
        Assets:
        Bonds............................................................          $  736,524                     $  736,099
        Preferred stocks.................................................                  --                            211
        Common stocks....................................................              55,642                         72,361
        Mortgage loans...................................................              33,791                         30,716
        Policy loans.....................................................             132,942                        126,014
        Cash and short-term instruments..................................              63,688                         15,069
        Investment and insurance amounts receivable......................              32,783                         23,765
        Transfer due from separate account...............................              24,278                         22,300
        Federal income tax receivable....................................               7,094                             --
        Other assets.....................................................                  87                          1,819
        Separate account assets..........................................             779,742                        531,432
                                                                                -------------                   ------------
                                                                                   $1,866,571                     $1,559,786
                                                                                =============                   ============
        Liabilities:

        Policyholders' reserves and funds................................          $  907,492                     $  867,672
        Policy claims and other benefits.................................               3,843                          2,086
        Payable to parent and affiliates.................................               9,654                         10,823
        Federal income taxes.............................................                  --                          2,820
        Asset valuation reserve..........................................              18,475                         15,868
        Investment reserves..............................................               3,329                          4,011
        Other liabilities................................................              34,292                         11,875
        Separate account reserves and liabilities........................             779,742                        531,432
                                                                                -------------                   ------------
                                                                                    1,756,827                      1,446,587
                                                                                -------------                   ------------
        Shareholder's equity:

        Common stock, $200 par value
               50,000 shares authorized
               12,500 shares issued and outstanding......................               2,500                          2,500
        Paid-in capital and contributed surplus..........................              43,759                         43,759
        Shareholder's equity.............................................              63,485                         66,940
                                                                                -------------                   ------------
                                                                                      109,744                        113,199
                                                                                -------------                   ------------
                                                                                   $1,866,571                     $1,559,786
                                                                                =============                   ============

                 See notes to statutory financial statements.

C.M. Life Insurance Company

STATUTORY STATEMENT OF INCOME

                                                                                      Years ended December 31,
                                                                                 1996           1995            1994
                                                                                -----           ----            ----
                                                                                           (In Thousands)

        Income:

        Premium income..............................................        $  314,372      $  260,847     $  251,176
        Net investment and other income.............................            76,456          84,390         83,354
                                                                            ----------      ----------      ---------
                                                                               390,828         345,237        334,530
                                                                            ----------      ----------      ---------
        Benefits and expenses:

        Policy benefits and payments................................            98,966          58,913         44,033
        Addition to policyholders' reserves, funds
          and separate accounts.....................................           210,324         211,403        230,338
        Operating expenses..........................................            45,448          32,146         14,786
        Commissions.................................................            24,987          14,092          7,365
        State taxes, licenses and fees..............................             3,247           5,017          4,199
                                                                            ----------      ----------      ---------
                                                                               382,972         321,571        300,721
        Net gain from operations before federal
          income taxes..............................................             7,856          23,666         33,809
        Federal income taxes........................................             6,286           9,376         14,249
                                                                            ----------      ----------      ---------
        Net gain from operations....................................             1,570          14,290         19,560
        Net realized capital gain (loss)............................               635            (540)        (1,772)
                                                                            ----------      ----------      ---------
        Net income..................................................        $    2,205      $   13,750     $   17,788
                                                                            ==========      ==========      =========


                 See notes to statutory financial statements.

C.M. Life Insurance Company

STATUTORY STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                                           Years ended December 31,
                                                                                     1996           1995            1994
                                                                                    -----           ----            ----
                                                                                               (In Thousands)
        Shareholder's equity, beginning of year........................         $  113,199      $  103,837     $   87,898
        Increases (decreases) due to:
        Net income.....................................................              2,205          13,750         17,788
        Change in asset valuation and investment reserves..............             (1,923)         (9,228)          (106)
        Change in non-admitted assets..................................             (2,765)         (1,157)        (1,761)
        Net unrealized capital gain (loss).............................               (972)          5,997             18
                                                                                 ----------      ----------      ---------
                                                                                    (3,455)          9,362         15,939
                                                                                 ----------      ----------      ---------

        Shareholder's equity, end of year..............................         $  109,744      $  113,199     $  103,837
                                                                                  =========      ==========      =========

                 See notes to statutory financial statements.

C.M. Life Insurance Company

STATUTORY STATEMENT OF CASH FLOWS


                                                                                             Years ended December 31,
                                                                                        1996           1995            1994
                                                                                        ----           ----            ----
                                                                                                  (In Thousands)

        Operating activities:
            Net income (loss)..............................................       $     2,205      $   13,750     $   17,788
            Additions to policyholders' reserves, funds, and net of
              transfers to separate accounts...............................            41,578          84,218         68,764
            Net realized capital gain (loss)...............................              (635)            540          1,772
            Change in receivable (payable) from parent.....................            (1,169)          5,711         (3,870)
            Other changes..................................................               409          (6,303)        (3,306)
                                                                                   ----------      ----------     ----------
            Net cash provided by operating activities......................            42,388          97,916         81,148
        Investing activities:

            Loans and purchases of investments.............................          (184,900)       (491,893)      (332,750)
            Sales or maturities of investments and receipts from
              repayment of loans...........................................           191,131         406,021        249,038
                                                                                   ----------      ----------     ----------

            Net cash provided by (used in) investing activities............             6,231         (85,872)       (83,712)
        Financing activities:

             Net cash provided by financing activities.....................                --              --             --
        Increase (decrease) in short-term investments......................            48,619          12,044         (2,564)
        Cash and short-term investments, beginning of year.................            15,069           3,025          5,589
                                                                                   ----------      ----------     ----------
        Cash and short-term investments, end of year.......................        $   63,688      $   15,069     $    3,025
                                                                                   ==========      ==========     ==========


                 See notes to statutory financial statements.

Notes to Statutory Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

C.M. Life Insurance Company (the Company) is a wholly owned stock life insurance subsidiary of Massachusetts Mutual Life Insurance Company ("MassMutual"). On March 1, 1996, the operations of the Company's former parent, Connecticut Mutual Life Insurance Company, were merged into MassMutual. The Company is primarily engaged in the sale of flexible premium universal life insurance and variable annuity products. The Company is licensed to transact business in all states except New York.

The accompanying statutory financial statements, except as to form, have been prepared in conformity with the practices of the National Association of Insurance Commissioners and the accounting practices prescribed or permitted by the Insurance Department of the State of Connecticut ("statutory accounting practices"), which prior to 1996 were considered to be in conformity with generally accepted accounting principles ("GAAP"). In 1993, the Financial Accounting Standards Board ("FASB") issued interpretation No. 40 ("Fin. 40"), "Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises", which clarified that wholly owned stock life insurance subsidiaries of mutual life insurance companies issuing financial statements described as prepared in conformity with GAAP after 1995 are required to apply all applicable GAAP pronouncements in preparing those financial statements. In January 1995, the FASB issued Statement No. 120 ("SFAS 120"), Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts," which among other things, extended the applicability of certain FASB statements to mutual life insurance companies and deferred the effective date of Fin. 40 to financial statements issued or reissued after 1996. As required by generally accepted auditing standards, the opinion expressed by our former independent accountants on the 1995 and 1994 financial statements is different from that expressed in their previous report.

The accompanying statutory financial statements are different in some respects from GAAP financial statements. The more significant differences are as follows: (a) acquisition costs, such as commissions and other costs in connection with acquiring new business, are charged to current operations as incurred, whereas GAAP would require these expenses to be capitalized and recognized over the life of the policies; (b) policy reserves are based upon statutory mortality and interest requirements without consideration of withdrawals, whereas GAAP reserves would be based upon reasonably conservative estimates of mortality, morbidity, interest and withdrawals; (c) bonds are generally carried at amortized cost whereas GAAP would value bonds at fair value and (d) deferred income taxes are not provided for book-tax timing differences whereas GAAP would record deferred income taxes. Management has not yet completed GAAP financial statements, but believes that shareholder's equity based upon GAAP will be higher than shareholder's equity based upon statutory accounting practices.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities, at the date of the financial statements. Management must also make estimates and assumptions that affect the amounts of revenues and expenses during the reporting period. Future events, including changes in the levels of mortality, morbidity, interest rates and asset valuations, could cause actual results to differ from the estimates used in the financial statements.

The following is a description of the Company's current principal accounting policies and practices.

A. Investments

Bonds and stocks are valued in accordance with rules established by the National Association of Insurance Commissioners. Generally, bonds are valued at amortized cost, preferred stocks in good standing at cost, and common stocks at fair value.

Mortgage loans are valued at principal less unamortized discount.

Policy loans are carried at the outstanding loan balance less amounts unsecured by the cash surrender value of the policy.

Short-term investments are stated at amortized cost, which approximates fair value.

In compliance with regulatory requirements, the Company maintains an Asset Valuation Reserve and an Interest Maintenance Reserve. The Asset Valuation Reserve and other investment reserves, as prescribed and permitted by the Connecticut Insurance Department, stabilize the policyholders' contingency reserves against fluctuations in the value of stocks, as well as declines in the value of bonds and mortgage loans.

The Interest Maintenance Reserve captures after-tax realized capital gains and losses which result from changes in the overall level of interest rates for all types of fixed income investments. This reserve is amortized into income using the grouped method over the remaining life of the investment sold or over the remaining life of the underlying asset. Net realized after tax capital gains of $425 thousand in 1996 and net realized after tax capital losses of $867 thousand in 1995 and $3,391 thousand in 1994 were transferred to the Interest Maintenance Reserve. Amortization of the Interest Maintenance Reserve into net investment income amounted to $37 thousand in 1996, $61 thousand in 1995, and $309 thousand in 1994. In 1996, 1995 and 1994, the Interest Maintenance Reserve resulted in net loss deferral. In accordance with the practices of the National Association of Insurance Commissioners, the balance was recorded as a reduction of shareholder's equity.

Realized capital gains and losses, less taxes, not includable in the Interest Maintenance Reserve, are recognized in net income. Realized capital gains and losses are determined using the specific identification method. Unrealized capital gains and losses are included in shareholder's equity.

B. Separate Accounts

Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of variable annuity and variable life insurance contract holders. The assets consist principally of marketable securities reported at fair value. Transfers due from separate account represents the separate account assets in excess of statutory benefit reserves. Premiums, benefits and expenses of the separate accounts are reported in the statutory statement of income. Reserves for these life and annuity contracts have been established using assumed interest rates and valuation methods that will provide reserves at least as great as those required by law and contract provisions. The Company receives administrative and investment advisory fees from these accounts.

C. Non-admitted Assets

Assets designated as "non-admitted" (principally prepaid agent commissions, other prepaid expenses and Interest Maintenance Reserve, when in a net loss deferral position) are excluded from the statutory statement of financial position. These amounted to $6,604 thousand and $3,839 thousand as of December 31, 1996 and 1995, respectively and changes therein are charged directly to shareholder's equity.

D. Policyholders' Reserves and Funds

Policyholders' reserves for life contracts are developed using accepted actuarial methods computed principally on the net level premium and the Commissioners' Reserve Valuation Method bases using the American Experience and 1980 Commissioners' Standard Ordinary mortality tables with assumed interest rates ranging from 4.0 to 4.5 percent.

Reserves for single premium deferred annuities are calculated based on the Commissioners' Annuity Reserve Valuation Method utilizing the change in fund method and assuming interest on changes in funds of 7.0%, 8.0% and 7.0% in 1996, 1995 and 1994, respectively. Additional reserves are maintained for contracts where the cash surrender value exceeds the actuarially determined reserve.

Reserves for policies and contracts considered investment contracts have a carrying value and fair value of $113,670 thousand (fair value is determined by discounted cash flow projections).

E. Premium and Related Expense Recognition

Life insurance premium income is recognized annually on the anniversary date of the policy. Annuity premium is recognized when received. Commissions and other costs related to the issuance of new policies, maintenance and settlement costs are charged to current operations.

F. Cash and Short-term Investments

For purposes of the statutory Statement of Cash Flows, the Company considers all highly liquid short-term investments with a maturity of twelve months or less from the date of purchase to be cash and short-term investments.


2. FEDERAL INCOME TAXES

Provision for federal income taxes is based upon the Company's best estimate of its tax liability. No deferred tax effect is recognized for temporary differences that may exist between financial reporting and taxable income. Accordingly, the reporting of miscellaneous temporary differences, such as reserves and acquisition costs, resulted in an effective tax rate which is other than the statutory tax rate.

3. STOCKHOLDER'S EQUITY

The Board of Directors of MassMutual has authorized the contribution of funds to the Company sufficient to meet the capital requirements of all states in which the Company is licensed to do business. Substantially all of the statutory stockholder's equity is subject to dividend restrictions relating to various state regulations which limit the payment of dividends without prior approval. Under these regulations, $11,320 thousand of stockholder's equity is available for distribution to shareholders in 1997 without prior regulatory approval.

4. RELATED PARTY TRANSACTIONS

Investment and administrative services are provided to the Company pursuant to a management services agreement with MassMutual. Fees incurred under the terms of the agreement were $45,914 thousand, $34,008 thousand and $16,412 thousand in 1996, 1995 and 1994, respectively.

Effective March 1, 1996, the Company modified its underwriting agreement with its affiliates, GR Phelps and MassMutual Distributors, whereby the Company will pay all future commissions relating to variable annuity business in exchange for the rights to retain all future policy administration fees and charges.

The Company cedes a portion of its life insurance business to MassMutual and other insurers in the normal course of business. The Company's retention limit per individual insured is $4 million; the portion of the risk exceeding the retention limit is reinsured with other insurers. The Company is contingently liable with respect to ceded reinsurance in the event any reinsurer is unable to fulfill its contractual obligations.

The Company has a modified coinsurance quota-share reinsurance agreement with Mass Mutual whereby the Company cedes 50% of the premiums on certain universal life policies issued in 1985 and 75% of the premiums with issue dates on or after January 1, 1986. In return Mass Mutual pays the Company a stipulated expense allowance, death and surrender benefits, and a modified coinsurance adjustment. Reserves for payment of future benefits for the ceded policies are retained by the Company.

The Company also has a stop-loss agreement with MassMutual, with maximum coverage at $25,000 thousand, under which the Company cedes claims which, in aggregate, exceed $28,080 thousand in 1996, $24,245 thousand in 1995, and $18,348 thousand in 1994. For each of the years, the limit was not exceeded. The Company paid approximately $400 thousand, $602 thousand, and $435 thousand in premiums under the agreement in 1996, 1995 and 1994, respectively.

5. INVESTMENTS

The Company maintains a diversified investment portfolio. Investment policies limit concentration in any asset class, geographic region, industry group, economic characteristic, investment quality or individual investment.

A. Bonds

The carrying value and estimated fair value of investments in bonds as of December 31, 1996 and 1995 are as follows:

                                                  December 31, 1996
                                               -----------------------
                                    Gross        Gross       Gross
                                   Carrying    Unrealized  Unrealized    Fair
                                    Value        Gains       Losses      Value
                                  ----------   ----------  ----------  ---------
                                                  (In Thousands)
U.S. Treasury Securities
 and Obligations of U.S.
Government Corporations
 and Agencies                        $138,751   $   2,175   $     964   $139,962
Debt Securities issued by
 Foreign Governments                    3,953          53          22      3,984
Mortgage-backed securities             37,395         745         725     37,415
State and local governments            10,263         244         101     10,406
Industrial securities                 509,227      11,643       3,700    517,170
Utilities                              36,935       1,168         159     37,944
                                     --------   ---------   ---------   --------
   TOTAL                             $736,524   $  16,028   $   5,671   $746,881
                                     ========   =========   =========   ========

                                                  December 31, 1995
                                               -----------------------
                                                  Gross       Gross    Estimated
                                      Carrying  Unrealized  Unrealized   Fair
                                       Value      Gains       Losses     Value
                                      --------  ----------  ---------- --------
                                                  (In Thousands)
U.S. Treasury Securities
 and Obligations of U.S.
 Government Corporations
 and Agencies                        $ 27,817   $   1,764   $       8   $ 29,573
Debt Securities issued by
 Foreign Governments                   11,186         483         295     11,374
Mortgage-backed securities            150,694       7,144         347    157,491
Industrial securities                 501,252      21,472         711    522,013
Utilities                              45,150       2,303          16     47,437
                                     --------   ---------   ---------   --------
   TOTAL                             $736,099   $  33,166   $   1,377   $767,888
                                     ========   =========   =========   ========

The carrying value and estimated fair value of bonds at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                       Estimated
                                                             Carrying     Fair
                                                               Value      Value
                                                             ---------  --------
                                                               (In Thousands)
   Due in one year or less                                    $ 76,698  $ 77,009
   Due after one year through five years                       284,200   287,363
   Due after five years through ten years                      202,722   206,317
   Due after ten years                                          84,515    86,874
                                                              --------  --------
   subtotal                                                    648,135   657,563

   Mortgage-backed securities, including securities
    guaranteed by the U.S. Government                           88,389    89,318
                                                              --------  --------
      Total                                                   $736,524  $746,881
                                                              ========  ========

Proceeds from sales of investments in bonds were $162,934 thousand during 1996, $380,567 thousand during 1995 and $224,884 thousand during 1994. Gross capital gains of $1,608 thousand in 1996, $3,598 thousand in 1995 and $1,358 thousand in 1994 and gross capital losses of $876 thousand in 1996, $4,658 thousand, in 1995 and $4,439 thousand in 1994 were realized on those sales, a portion of which were included in the Interest Maintenance Reserve. Estimated fair value of non-publicly traded bonds is determined by the Company using a pricing matrix.

B. Stocks

Common stocks had a cost of $47,195 thousand in 1996 and $64,225 thousand in 1995.

C. Mortgages

The fair value of mortgage loans, as determined from a pricing matrix for performing loans and the estimated underlying real estate value for non-performing loans, approximated carrying value less valuation reserves held.

D. Other

The carrying value of investments which were non-income producing for the preceding twelve months was $2,774 thousand at December 31, 1996. The Company had restructured loans with book values of $21,867 thousand and $17,128 thousand at December 31, 1996 and 1995, respectively. The loans typically have been modified to defer a portion of the contracted interest payments to future periods. Interest deferred to future periods totaled $178 thousand in 1996, $171 thousand in 1995 and $183 thousand in 1994.

It is not practicable to determine the fair value of policy loans as they do not have a stated maturity.

6. PORTFOLIO RISK MANAGEMENT

The Company manages its investment risks to reduce interest rate and duration imbalances determined in asset/liability analyses. The fair values of these instruments, which are not recorded in the financial statements, are based upon market prices or prices obtained from brokers. The Company does not hold or issue financial instruments for trading purposes.

The Company utilizes interest rate swap agreements and options to reduce interest rate exposures arising from mismatches between assets and liabilities and to modify portfolio profiles to manage other risks identified. Under interest rate swaps, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest rates calculated by reference to an agreed-upon notional principal amount. Net amounts receivable and payable are accrued as adjustments to interest income and included in investment and insurance amounts receivable on the Statutory Statement of Financial Position. Gains and losses realized on the termination of contracts are amortized through the Interest Maintenance Reserve over the remaining life of the associated contract. At December 31, 1996 and 1995, the Company had swaps with notional amounts of $13,000 thousand. The fair value of these instruments was $103 thousand at December 31, 1996 and $491 thousand at December 31, 1995. During 1996 options (protective puts) were utilized to hedge equity exposures. The net 1996 realized losses from this activity were $837 thousand. The notional amount of options totaled $34,700 thousand as of December 31, 1996.

During 1994 interest rate futures were acquired to hedge the reinvestment of anticipated proceeds from a bulk mortgage sale. The actual gain of $95 thousand was amortized over the expected term of the assets acquired with the mortgage sale proceeds. No interest rate futures were held as of December 31, 1996 and 1995.

7.  LIQUIDITY

The withdrawal characteristics of the policyholder's reserves and funds, including separate accounts, and the invested assets which support them at December 31, 1996 are illustrated below:

                                                                  (In Thousands)
   Total policyholders' reserves and funds and
     separate account liabilities                                   $1,687,234
   Not subject to discretionary withdrawal                              (1,446)
   Policy loans                                                       (132,941)
                                                                    ----------
   Subject to discretionary withdrawal                              $1,552,847
                                                                    ==========
   Total invested assets, including separate
     investment accounts                                            $1,802,416
   Policy loans and other invested assets                             (216,721)
                                                                    ----------
   Readily available marketable instruments                         $1,585,695
                                                                    ==========

8.  BUSINESS RISKS AND CONTINGENCIES

The Company is subject to insurance guaranty fund laws in the states in which it does business. These laws assess insurance companies amounts to be used to pay benefits to policyholders and claimants of insolvent insurance companies. Many states allow these assessments to be credited against future premium taxes. The Company believes such assessments in excess of amounts accrued will not materially affect its financial position, results of operations or liquidity.
In 1996, the Company elected not to admit $1,621 thousand of guaranty fund premium tax offset receivable relating to prior assessments.

The Company is involved in regulatory proceedings and various litigation in the ordinary course of business. In the opinion of management, the ultimate resolution of such proceedings and litigation will not result in fines or judgments which, in the aggregate, would materially affect the Company's financial position.

9.  RECLASSIFICATIONS

Certain 1995 and 1994 amounts have been reclassified to conform with the current year presentation.

10. AFFILIATED COMPANIES

The relationship of the Company, its parent and affiliated companies as of December 31, 1996 is illustrated below. Subsidiaries are wholly-owned by the parent, except as noted.

     Parent
     ------
     Massachusetts Mutual Life Insurance Company

     Subsidiaries of Massachusetts Mutual Life Insurance Company
     -----------------------------------------------------------
     C.M. Assurance Company
     C.M. Benefit Insurance Company
     C.M. Life Insurance Company
     MassMutual Holding Company
     MassMutual Holding Company Two, Inc. (Sold in March 1996)
     MassMutual of Ireland, Limited
     MML Bay State Life Insurance Company
     MML Distributors, LLC

         Subsidiaries of MassMutual Holding Company
         ------------------------------------------
         GR Phelps, Inc.
         MassMutual Holding Trust I
         MassMutual Holding Trust II
         MassMutual Holding MSC, Inc.
         MassMutual International, Inc.
         MassMutual Reinsurance Bermuda (Sold  in December 1996)
         MML Investor Services, Inc.
         State House One (Liquidated in December 1996)

          Subsidiaries of MassMutual Holding Trust I
          ------------------------------------------
          Antares Leveraged Capital Corporation
          Charter Oak Capital Management, Inc.
          Cornerstone Real Estate Advisors, Inc.
          DLB Acquisition Corporation
          Oppenheimer Acquisition Corporation - 86.15%

          Subsidiaries of MassMutual Holding Trust II
          -------------------------------------------
          CM Advantage, Inc.
          CM International, Inc.
          CM Property Management, Inc.
          High Yield Management, Inc.
          MMHC Investments, Inc.
          MML Realty Management
          Urban Properties, Inc.
          Westheimer 335 Suites, Inc.

          Subsidiaries of MassMutual International
          ----------------------------------------
          MassLife Seguros de Vida (Argentina) S. A.
          MassMutual International (Bermuda) Ltd.
          Mass Seguros de Vida (Chile) S. A.
          MassMutual International (Luxemburg) S. A.

          MassMutual Holding MSC, Incorporated
          ------------------------------------
          MassMutual/Carlson CBO N. V. - 50%
          MassMutual Corporate Value Limited - 46%

          Affiliates of Massachusetts Mutual Life Insurance Company
          ---------------------------------------------------------
          MML Series Investment Fund
          MassMutual Institutional Funds
          Oppenheimer Value Stock Fund

PART II.  INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution
          -------------------------------------------

   Not applicable.

Item 14.  Indemnification of Directors and Officers
          -----------------------------------------

C.M. Life directors and officers are indemnified under its by-laws. C.M. Life indemnifies each person who was or is a party to any threatened, pending or completed action, suit or to any liability to any entity which is registered as an investment company under the Investment Company Act of 1940 or to the security holders thereof provided that:

   (a) Such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

   (b) With respect to any criminal action or proceeding, such person had no reasonable cause to believe their conduct was unlawful;

   (c) Unless ordered by a court, indemnification shall be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances set forth in subparagraphs (a) and (b) above, such determination to be made (i) by the Board of Directors of the C.M. Life by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the corporation.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of C.M. Life pursuant to the foregoing provisions, or otherwise, C.M. Life has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by C.M. Life of expenses incurred or paid by a director, officer or controlling person of C.M. Life in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, C.M. Life will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

Item 15. Recent Sales of Unregistered Securities
         ---------------------------------------

   Not applicable.



Item 16. Exhibits and Financial Statement Schedules
         ------------------------------------------


Exhibit Number     Description                            Method of Filing
--------------     -----------                            ----------------

     (1)           Form of Underwriting Agreement.......  Filed herewith


     (3)(i)        C.M. Life Articles of
                   Incorporation......................    *


     (3)(ii)       C.M. Life Bylaws...................    *


     4             Individual Annuity Contract........    *

     5             Opinion re legality................    Filed herewith



     23            Consent of Coopers & Lybrand L.L.P.
                   & Arthur Andersen LLP
                   independent accountants............    Filed herewith

                   Financial Statement
                   Schedules..........................    Filed herewith

     24            Powers of Attorney.................    Filed herewith

     27            Financial Data Schedule............    Filed herewith

*Incorporated by reference pursuant to Rule 411 of the Securities Act of 1933 from the Registrant's Registration Statement No. 333-02347 filed on June 6, 1994.


Item 17.  Undertakings
          ------------

          (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i.) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii.) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii.) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          C.M. LIFE INSURANCE COMPANY


--------------------------------------------------------------------------------
NAME AND POSITION                Age as of      PRINCIPAL OCCUPATION(S) DURING
                                 12/31/96       PAST FIVE YEARS
--------------------------------------------------------------------------------
Lawrence V. Burkett, Jr.,                       Director, President and Chief
Director, President and            51           Executive Officer, C.M. Life,
Chief Executive Officer                         since 1996; Executive Vice
                                                President and General Counsel,
                                                MassMutual, since 1993; Senior
                                                Vice President and Deputy
                                                General Counsel, 1992-1993
--------------------------------------------------------------------------------
                                                Director, C.M. Life, since
John B. Davies, Director           47           1996; Executive Vice President,
                                                MassMutual, since 1994;
                                                Associate Executive Vice
                                                President, 1994-1994; General
                                                Agent, 1982-1993
--------------------------------------------------------------------------------
                                                Director, C.M. Life, since
Daniel J. Fitzgerald,              48           1996; Executive Vice President,
Director                                        Corporate Financial Operations,
                                                MassMutual, since 1994; Senior
                                                Vice President, 1991-1994
--------------------------------------------------------------------------------
Stuart H. Reese, Director                       Director and Senior Vice
and Senior Vice                    41           President-Investments, C.M.
President-Investments                           Life, since 1996; Senior Vice
                                                President, MassMutual, since
                                                1993; Investment Manager, Aetna
                                                Life and Casualty and
                                                Affiliates, 1979-1993
--------------------------------------------------------------------------------
PRINCIPAL OFFICERS (other than those who are also Directors):
--------------------------------------------------------------------------------
Paul D. Adornato                   58           Senior Vice
                                                President-Operations, C.M.
                                                Life, since 1996; Senior Vice
                                                President, MassMutual, since
                                                1986
--------------------------------------------------------------------------------
                                                Senior Vice President-Large
Anne Melissa Dowling               38           Corporate Marketing, C.M. Life,
                                                since 1996; Senior Vice
                                                President, MassMutual, since
                                                1996; Chief Investment Officer,
                                                Connecticut Mutual Life
                                                Insurance Company, 1994-1996;
                                                Senior Vice
                                                President-International,
                                                Travelers Insurance Co.,
                                                1987-1993
--------------------------------------------------------------------------------
                                                Senior Vice President-Annuity
Maureen R. Ford                    41           Marketing, C.M. Life, since
                                                1996; Senior Vice President,
                                                MassMutual, since 1996;
                                                Marketing Officer, Connecticut
                                                Mutual Life Insurance Company,
                                                1989-1996
--------------------------------------------------------------------------------
                                                Senior Vice President and
Isadore Jermyn                     46           Actuary, C.M. Life, since 1996;
                                                Senior Vice President and
                                                Actuary, MassMutual, since
                                                1995; Vice President and
                                                Actuary, 1980-1995
--------------------------------------------------------------------------------
                                                Treasurer, C.M. Life, since
Ann Iseley                         40           1996; Vice President and
                                                Treasurer, MassMutual, since
                                                1996; Chief Financial and
                                                Operations Officer, Connecticut
                                                Mutual Financial Services,
                                                1994-1996; Controller, The Mack
                                                Company, 1993-1994; Vice
                                                President-Finance, Mutual of
                                                New York, 1988-1993

--------------------------------------------------------------------------------
                                                Secretary, C.M. Life, since
Ann F. Lomeli                      40           1988; Vice President, Associate
                                                Secretary and Associate General
                                                Counsel, MassMutual, since
                                                1996; Corporate Secretary and
                                                Counsel, Connecticut Mutual
                                                Life Insurance Company,
                                                1988-1996
--------------------------------------------------------------------------------

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Post-Effective Amendment No. 3 to Registration Statement No. 333-2347 (formerly 33-85988) to be signed on its behalf by the undersigned thereunto duly authorized, all in the city of Springfield and the Commonwealth of
Massachusetts, on the   3rd day of April, 1997.


     C.M. LIFE INSURANCE COMPANY
     By: /s/ Lawrence V. Burkett, Jr.*
         ---------------------------------------------------------
         Lawrence V. Burkett, Jr., President and Chief Executive Officer C.M. Life Insurance Company


/s/ Richard M. Howe     On April   3, 1997, as Attorney-in-Fact pursuant to
----------------------  powers of attorney filed herewith.
*Richard M. Howe

     As required by the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement No. 333-2347 (formerly 33-85988) has been signed by the following persons in the capacities and on the duties indicated.

        Signature                           Title                  Date
        ---------                           -----                  ----
/s/ Lawrence V. Burkett, Jr.*      President, Chief Executive   April 3, 1997
-----------------------------      and Director
Lawrence V. Burkett, Jr.


/s/ Ann Iseley*                    Treasurer (Principal         April 3, 1997
------------------------------     Financial Officer)
Ann Iseley


/s/ John Miller, Jr.*              Second Vice President        April 3, 1997
-------------------------------    Comptroller
                                   (Principal Accounting
John Miller, Jr.                    Officer)


/s/ John B. Davies*                Director                     April 3, 1997
----------------------
John B. Davies


/s/ Daniel F. Fitzgerald*          Director                     April 3, 1997
----------------------------
Daniel F. Fitzgerald


/s/ Stuart H. Reese*               Director                     April 3, 1997
--------------------------------
Stuart H. Reese



/s/ Richard M. Howe             On April 3, 1997, as Attorney-in-Fact pursuant
------------------------------  to powers of attorney filed herewith.
*Richard M. Howe


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